                                               FILED PURSUANT TO RULE 424(b)(2)
                                                     REGISTRATION NO. 333-55724
                                                                   333-55724-01


Prospectus Supplement
to Prospectus dated March 6, 2001

                     1,250,000 Trust Preferred Securities

                     Sterling Bancshares Capital Trust III

                  8.30% Cumulative Trust Preferred Securities
             (Liquidation Amount $25 Per Trust Preferred Security)
                                 guaranteed by

                           [STERLING BANCSHARES LOGO]

                               -----------------

   Sterling Bancshares Capital Trust III is offering 1,250,000 trust preferred securities at $25 per security. The trust preferred securities represent an indirect interest in our 8.30% junior subordinated debentures. The debentures have the same payment terms as the trust preferred securities and will be purchased by the trust using the proceeds from its offering of the trust preferred securities.

   The trust preferred securities have been approved for inclusion in the Nasdaq National Market under the symbol "SBIBN." Trading is expected to commence on or around the delivery of the trust preferred securities.

                               -----------------

   Investing in the trust preferred securities involves risks. See "Risk Factors" beginning on page S-11.

                               -----------------

   The trust preferred securities are not savings accounts, deposits or obligations of any bank and are not insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.

                                            Price to   Proceeds to
                                             Public       Trust
                                           ----------- -----------
              Per trust preferred security $     25.00 $     25.00
              Total....................... $31,250,000 $31,250,000

   This is a firm commitment underwriting. We will pay underwriting commissions of $0.9375 per trust preferred security. The underwriters have agreed to waive the sales concession of $0.50 on 10,000 trust preferred securities sold to persons we identified to the underwriters. As a result, we will pay a total of $1,166,875 to the underwriters for arranging the investment in our junior subordinated debentures.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

       Legg Mason Wood Walker                   Stifel, Nicolaus & Company
            Incorporated                                Incorporated

         The date of this Prospectus Supplement is September 23, 2002

                                  INSIDE COVER

            [MAP OF TEXAS ILLUSTRATING LOCATIONS OF BANKING OFFICES]

                               TABLE OF CONTENTS

                                                                                                    Page
-                                                                                                   ----
Prospectus Supplement

About This Prospectus Supplement...................................................................   ii
Prospectus Supplement Summary......................................................................  S-1
Recent Developments................................................................................  S-3
Summary Consolidated Financial Data of Sterling Bancshares, Inc....................................  S-8
Summary Pro Forma Consolidated Financial Data...................................................... S-10
Risk Factors....................................................................................... S-11
Use of Proceeds.................................................................................... S-18
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends......................... S-18
Capitalization..................................................................................... S-19
The Trust.......................................................................................... S-21
Description of the Trust Preferred Securities...................................................... S-22
Description of the Junior Subordinated Debentures.................................................. S-34
Book-Entry Issuance................................................................................ S-43
Description of the Trust Guarantee................................................................. S-44
Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Trust
  Guarantee........................................................................................ S-47
Material Federal Income Tax Consequences........................................................... S-48
ERISA Considerations............................................................................... S-54
Underwriting....................................................................................... S-54
Legal Matters...................................................................................... S-56
Experts............................................................................................ S-56

Prospectus

About This Prospectus..............................................................................    1
Where You Can Find More Information about Sterling Bancshares, Inc.................................    1
Forward-Looking Statements.........................................................................    2
Sterling Bancshares, Inc...........................................................................    3
The Trusts.........................................................................................    4
Accounting Treatment...............................................................................    6
Risk Factors.......................................................................................    6
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends.........................    8
Use of Proceeds....................................................................................    9
Regulation and Supervision.........................................................................    9
Description of the Trust Preferred Securities......................................................   10
Description of the Junior Subordinated Debentures..................................................   11
Description of the Trust Guarantees................................................................   16
Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Trust
  Guarantees.......................................................................................   19
Description of Capital Stock.......................................................................   21
Plan of Distribution...............................................................................   22
Legal Opinions.....................................................................................   23
Experts............................................................................................   23

                       ABOUT THIS PROSPECTUS SUPPLEMENT

   You should rely only on the information contained in this prospectus supplement, the accompanying prospectus or the information that we have referred you to. We have not authorized anyone to provide you with any other information.

   The trust may sell trust preferred securities after the date of this prospectus supplement, and this prospectus supplement and the accompanying prospectus may be delivered to you after the date of this prospectus supplement. However, you should realize that the affairs of Sterling Bancshares, Inc. or the trust may have changed since the date of this prospectus supplement. This prospectus supplement will not reflect those changes.

   You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the trust preferred securities in any jurisdiction in which such an offer or solicitation is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the trust preferred securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. Therefore, you should read the entire prospectus supplement and the accompanying prospectus carefully before making a decision to invest in the trust preferred securities, including the "Risk Factors" section and the financial statements and the footnotes to those statements incorporated in this document.

                           STERLING BANCSHARES, INC.

   We are a bank holding company headquartered in Houston, Texas that provides commercial and retail banking services primarily in the greater Houston metropolitan area, as well as the San Antonio and Dallas markets, through our 39 banking offices. We also provide mortgage banking services through our 80%-owned subsidiary, Sterling Capital Mortgage Company. At June 30, 2002, we had total assets of $3.0 billion, total loans, net of unearned discount, of $2.2 billion, deposits of $2.3 billion and shareholders' equity of $233.8 million.

   We manage our commercial banking and mortgage banking segments separately because each business requires different marketing strategies and offers different products and services. Through Sterling Bank, we provide a wide range of retail and commercial banking services which include:

  .   demand, savings and time deposits;

  .   commercial real estate and consumer loans;

  .   merchant credit card services;

  .   letters of credit; and

  .   cash, asset management and trust services.

   We also offer brokerage, mutual fund, alternative financing and insurance products to our customers through third party vendors. We provide our broad line of financial services to small and medium-sized businesses and consumers through our full service banking offices. Through our mortgage subsidiary, Sterling Capital Mortgage, we originate, sell and service single-family residential mortgages. Sterling Capital Mortgage has production offices in Texas and 17 other states. Currently, the typical mortgage we originate is approximately $140,000 and refinancing activity accounts for less than 30% of our mortgage origination business. During the six-month period ended June 30, 2002, we funded approximately $1.5 billion in residential mortgage loans compared with approximately $1.2 billion for the same period in 2001.

  Financial Summary:

   Our total assets have increased from $1.5 billion at December 31, 1997 to $2.8 billion at December 31, 2001, representing an approximate 89.4% increase. For the same period, our total loans, net of unearned discount, increased 112.6% from $907.2 million to $1.9 billion. Our deposits of $1.3 billion at December 31, 1997 have increased to $2.3 billion at December 31, 2001, representing growth of 77.3%. Shareholders' equity increased 121.2% from $98.3 million at December 31, 1997 to $217.4 million at December 31, 2001.

   Our diluted earnings per share increased from $0.38 per share for the year ended December 31, 1997 to $0.71 per share for the year ended December 31, 2001, representing an approximate 86.7% increase. During the same period, our average return on average shareholders' equity was 16.94% and our net interest margin averaged 5.87%.

   Our diluted earnings per share were $0.40 per share for the six months ended June 30, 2002 compared with $0.34 per share for the six months ended June 30, 2001, an increase of 17.6%. For the same period, our annualized return on average shareholders' equity was 15.69% and our net interest margin was 5.72%.

  Our Business Strategy:

   Decentralized decision-making. Each of our banking offices has senior management with extensive lending experience who exercise substantial authority over credit and pricing decisions. We require senior loan committee approval for credits larger than $1.0 million. This decentralized management approach, coupled with continuity of service by our staff members, enables us to develop long-term customer relationships, maintain high-quality service and respond quickly to customer needs. Moreover, we have an extensive employee incentive program, including stock options for all our employees, designed to further enhance the benefits of this decentralized operating structure.

   Focus on owner-operated small and medium-sized business. In our lending activities at Sterling Bank, we focus primarily on commercial loans and owner-occupied real estate loans to local businesses with annual revenues ranging from $300,000 to $50.0 million. Typically, our customers' financing requirements range from $50,000 to $1.0 million. Our lending and investing activities are funded primarily by core deposits, of which over one-third are noninterest-bearing demand deposits. This mix of loans and deposits allows us to have a high net interest margin relative to our peers.

   Strong community orientation. We have maintained a strong community orientation by, among other things, supporting the active participation of staff members in local charitable, civic, school, religious and community development activities. Each banking office may also appoint selected customers to a business development board that assists in introducing prospective customers to Sterling and in developing or improving products and services to meet customer needs.

  Our Growth Strategy:

   Our primary market is the Houston metropolitan area, where we currently have 28 banking offices. We also have five banking offices in the San Antonio metropolitan area. With the recent acquisition of ENB Bankshares, Inc. and its subsidiary bank, we now have two banking offices in the Dallas metropolitan area. We currently have four banking offices in the south Texas cities of Eagle Pass, Carrizo Springs, Crystal City and Pearsall but recently entered into an agreement to sell the Carrizo Springs, Crystal City and Pearsall banking offices to an investor group lead by the current executive officers of these locations. We anticipate completing this sale during the first quarter of 2003. Ranked by population, the Houston, Dallas-Ft. Worth and San Antonio metropolitan statistical areas represent the three largest markets in the State of Texas. We believe that these three markets have very similar economies, including a high concentration of our target customers, small and medium-sized businesses.

   Based on the last reported industry data as of June 30, 2001, we held a 3.60% share of the Houston metropolitan area bank and thrift deposit market, ranking us second amongst Texas-based institutions and eighth overall. We believe the opportunities for growth within Houston remain strong and we will continue to actively pursue those opportunities. We also believe that there are significant opportunities for growth in the San Antonio and Dallas markets. We plan to continue our expansion through internal growth, establishing de novo banking offices and acquisitions.

                     STERLING BANCSHARES CAPITAL TRUST III

   Sterling Bancshares Capital Trust III is a Delaware statutory trust which we formed in 2001. We created Sterling Bancshares Capital Trust III to offer the trust securities and to purchase the junior subordinated debentures. The trust will have a term of 30 years after funding but may be dissolved earlier as provided in the amended and restated declaration of trust. Upon issuance of the trust preferred securities offered by this prospectus supplement and the accompanying prospectus, the purchasers in this offering will own all of the issued and outstanding trust preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the trust common securities of the trust.

   Our and the trust's principal executive offices are located at 2550 North Loop West, Suite 600, Houston, Texas 77092, and the main telephone number for both us and the trust is (713) 466-8300.

                                 RISK FACTORS

   Before purchasing the trust preferred securities being offered, you should carefully consider the "Risk Factors" beginning on page S-11.

                              RECENT DEVELOPMENTS

  Acquisition of ENB Bankshares, Inc.

   On September 13, 2002, we acquired ENB Bankshares, Inc. and its subsidiary bank, Eagle National Bank, headquartered in Dallas, Texas for an aggregate cash purchase price of $10.6 million. As of June 30, 2002, ENB Bankshares had total assets of $68.2 million, loans of $58.9 million and deposits of $58.8 million. Eagle National Bank had one banking office in the Dallas metropolitan area.

  Private Placement of Trust Preferred Securities

   On August 30, 2002, we completed a private placement of $20.0 million of floating rate trust preferred securities issued by our newly formed Connecticut statutory trust, Sterling Bancshares Statutory Trust One. The proceeds from the sale of the floating rate trust preferred securities were invested by the trust in our floating rate junior subordinated deferrable interest debentures due August 30, 2032. The net proceeds were used to fund the acquisition of ENB Bankshares, to reduce our outstanding debt under our revolving credit facility and for general working capital purposes.

   The trust securities and the junior subordinated debentures have a floating rate, which resets quarterly, equal to the three-month LIBOR plus 3.45%. For the first five years, there is a ceiling on the three-month LIBOR of 8.50% resulting in a ceiling on the floating rate of 11.95% during this period. As of August 31, 2002, the rate was 5.27%. The floating rate trust securities and the floating rate junior subordinated debentures may be redeemed at our option beginning on August 30, 2007.

  Divestiture of Three South Texas Banking Offices

   On July 16, 2002, we entered into an agreement to sell our banking offices located in Carrizo Springs, Crystal City and Pearsall to an investor group headed by the current executive officers of these three locations. As of June 30, 2002, the three banking offices had combined assets of $39.7 million, loans of $18.0 million and deposits of $37.0 million. The proposed sale is subject to customary closing conditions, including receipt of necessary regulatory approvals. If the necessary regulatory approvals are received, we anticipate closing this sale during the first quarter of 2003.

                                 THE OFFERING

The issuer..................  Sterling Bancshares Capital Trust III.

Securities being offered....  1,250,000 trust preferred securities, which represent preferred undivided beneficial interests in the assets of the trust. Those assets will consist solely of the junior subordinated debentures and payments received on the junior subordinated debentures.

Offering price..............  $25 per trust preferred security.

When distributions will be
paid to you...............    If you purchase the trust preferred securities,
                              you are entitled to receive cumulative cash distributions at an 8.30% annual rate.
                              Distributions will accumulate from the date the trust issues the trust preferred securities. We will pay the distributions quarterly on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 2002. The record date for distributions on the trust preferred securities will be the 15th day of the month in which the distribution date occurs. We may defer the payment of cash distributions, as described below.

When the trust preferred
securities must be redeemed   The junior subordinated debentures will mature
                              and we must redeem the trust preferred securities on September 26, 2032. We have the option, however, to accelerate the maturity date to a date not earlier than September 26, 2007. We will not accelerate the maturity date unless we have received the prior approval of the Board of Governors of the Federal Reserve System, if required.

We may redeem the trust
preferred securities prior
to September 26, 2032.....    The trust must redeem the trust preferred
                              securities when the junior subordinated
                              debentures are paid at maturity or upon any earlier prepayment of the junior subordinated debentures. We may prepay all or part of the junior subordinated debentures at any time on or after September 26, 2007. In addition, we may prepay, at any time, all of the junior subordinated debentures within 180 days after:

                              . a change in existing laws or regulations, or new official administrative or judicial interpretation or application of these laws and regulations, that causes:

                                 .   the interest we pay on the junior
                                     subordinated debentures to no longer be
                                     deductible by us for federal tax purposes;

                                 .   the trust to become subject to federal
                                     income tax; or

                                 . the trust to become subject to other taxes or governmental charges;

                              . a change in existing laws or regulations that requires the trust to register as an investment company; or

                              . a change in the capital adequacy guidelines of the Federal Reserve that results in the trust preferred securities not being counted as "Tier 1" capital.

                              Prepayment of the junior subordinated debentures prior to maturity will be subject to the prior approval of the Federal Reserve, if approval is then required. If your trust preferred securities are redeemed by the trust, you will receive the liquidation amount of $25 per trust preferred security, plus any accrued and unpaid distributions to the date of redemption.

We and the trust have the
option to defer payments..    The trust will rely solely on payments made by us
                              under the junior subordinated debentures to pay distributions on the trust preferred securities.
                              As long as we are not in default under the indenture and supplemental indenture relating to the junior subordinated debentures, we may, at one or more times, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters, but not beyond September
                              26, 2032. If we defer interest payments on the junior subordinated debentures:

                              . the trust will also defer distributions on the trust preferred securities;

                              . the distributions you are entitled to will accumulate; and

                              . these accumulated distributions will earn interest at an annual rate of 8.30%, compounded quarterly, until paid.

                              At the end of any deferral period, we will pay to the trust all accrued and unpaid interest under the junior subordinated debentures. The trust will then pay all accumulated and unpaid distributions to you.

You will still be taxed if
distributions on the trust
preferred securities are
deferred..................    If a deferral of payment occurs, you will still
                              be required to recognize the deferred amounts as income for federal income tax purposes in advance of receiving these amounts, even if you are a cash-basis taxpayer.

Our guarantee of payment
to you by the trust.......    We guarantee that the trust will use its assets
                              to pay the distributions on the trust preferred securities and the liquidation amount upon liquidation of the trust. However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. If we do not make payments on the junior subordinated debentures, the trust will not have sufficient funds to make payments on the trust preferred securities. In this event, you may institute a legal proceeding directly against us seeking enforcement of payments under the junior subordinated debentures.

We may distribute the
junior subordinated
debentures directly to you
in exchange for the trust
preferred securities......    We may, at any time, dissolve the trust and
                              distribute the junior subordinated debentures to you, subject to the prior approval of the Federal
                              Reserve, if required. If we distribute the junior subordinated debentures, we will use commercially reasonable efforts to list them on a national securities exchange or comparable automated quotation system.

How the securities will
rank in right of payment..    Our obligations under the trust preferred
                              securities, junior subordinated debentures and guarantee are unsecured and will rank with regard to right of payment as follows:

                              . the trust preferred securities will rank equally with the trust common securities of the trust, the existing $28.8 million of 9.28% Cumulative Trust Preferred Securities issued by Sterling Bancshares Capital Trust I on June 6, 1997, the existing $28.8 million of 9.20% Cumulative Trust Preferred Securities issued by Sterling Bancshares Capital Trust II on March 21, 2001, and the existing $20.0 million of Floating Rate Capital Securities issued by Sterling Bancshares Statutory Trust One on August 30, 2002. The trust will pay distributions on the trust preferred securities and the trust common securities pro rata. However, if we default with respect to the junior subordinated debentures, then no distributions on the trust common securities or our capital stock will be paid until all accumulated and unpaid distributions on the trust preferred securities have been paid;

                              . our obligations under the junior subordinated debentures and the guarantee are unsecured and generally will rank junior in priority to our existing and future senior indebtedness; and

                              . because we are a holding company, the junior subordinated debentures and the guarantee will effectively be subordinated to all depositors' claims, as well as existing and future liabilities of our subsidiaries.

Voting rights of the trust
preferred securities......    Except in limited circumstances, you will have no
                              voting rights.

Nasdaq National Market symbol The trust preferred securities will be listed on the Nasdaq National Market under the symbol
                              "SBIBN."

You will not receive
certificates for your
trust preferred securities    The trust preferred securities will be
                              represented by a global security that will be deposited with and registered in the name of The
                              Depository Trust Company or its nominee. This means that you will not receive a certificate for the trust preferred securities, and your beneficial ownership interests will be recorded through the DTC book-entry system.

The trust preferred
securities are not rated..    We do not intend to have the trust preferred
                              securities rated by any rating agency.

How we will use the
proceeds of this offering.    The trust will invest all of the proceeds from
                              the sale of the trust securities in the junior subordinated debentures. We estimate that the net proceeds to us from the sale of the junior subordinated debentures to the trust, after deducting offering expenses and underwriting commissions, will be approximately $29.9 million.
                              We anticipate that the net proceeds from the sale of the debentures will primarily be used to redeem in full the 9.28% junior subordinated debentures which we previously sold to Sterling
                              Bancshares Capital Trust I in June 1997. Sterling
                              Bancshares Capital Trust I will then use the proceeds of this redemption to in turn redeem from the public all of its outstanding trust preferred securities. We have received the required approval of the Federal Reserve for this redemption. The remaining net proceeds from the sale of the debentures will be used for general working capital purposes. Initially, we expect that the net proceeds may be used to make short-term marketable investment grade investments.

       SUMMARY CONSOLIDATED FINANCIAL DATA OF STERLING BANCSHARES, INC.

   The following table summarizes our historical consolidated financial information for the periods indicated and should be read in conjunction with the financial information included in our Annual Report on Form 10-K for the year ended December 31, 2001. The summary financial data as of and for the six months ended June 30, 2002 and 2001 are derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 which is incorporated by reference herein. See "Where You Can Find More Information About Sterling Bancshares, Inc." in the accompanying prospectus. These unaudited interim financial statements include all adjustments (consisting only of normal, recurring accruals) that we consider necessary for a fair presentation of the financial position and the results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year.

                                        At or For the Six Months
                                            Ended June 30,                  At or For the Year Ended December 31,
                                        ----------------------   ----------------------------------------------------------
                                           2002         2001        2001        2000        1999        1998        1997
                                        ----------   ----------  ----------  ----------  ----------  ----------  ----------
                                                           (dollars in thousands, except per share data)
                                              (unaudited)
Summary of Income:
  Interest income...................... $   83,673   $   86,805  $  173,053  $  167,517  $  129,658  $  115,839  $   99,814
  Interest expense.....................     15,377       28,179      50,052      62,824      37,470      34,600      31,841
  Net interest income..................     68,296       58,626     123,001     104,693      92,188      81,239      67,973
  Provision for loan losses............      5,711        5,472      11,684       9,668       9,236       6,275       3,321
  Noninterest income...................     39,184       32,213      66,171      40,648      30,265      22,761      13,895
  Noninterest expense..................     75,427       63,413     130,677      95,492      81,778      69,699      55,321
  Income before income taxes...........     26,342       21,954      46,811      40,181      31,439      28,026      23,226
  Net income...........................     17,681       14,529      30,401      27,540      21,636      18,910      15,449

Common Share Data(1):
  Diluted earnings per share........... $     0.40   $     0.34  $     0.71  $     0.65  $     0.51  $     0.46  $     0.38
  Book value per share.................       5.31         4.32        4.96        3.98        3.40        2.98        2.47
  Tangible book value per share........       4.02         3.69        3.70        3.84        3.25        2.83        2.43
  Weighted average common and
   common equivalent shares............     44,731       42,799      43,044      42,212      42,218      41,276      40,522

Balance Sheet Data:
  Total assets......................... $2,958,436   $2,532,934  $2,778,090  $2,077,214  $2,060,112  $1,591,284  $1,466,798
  Loans, net of unearned discount......  2,194,260    1,761,440   1,928,293   1,484,990   1,261,273   1,079,657     907,201
  Allowance for loan losses............     24,217       20,293      22,927      16,862      13,998      11,352       8,820
  Investment securities................    319,107      368,853     342,899     308,202     545,148     267,819     327,550
  Trading assets.......................    102,299       62,971     118,511          --          --          --          --
  Deposits.............................  2,322,536    2,107,867   2,268,980   1,718,822   1,508,789   1,410,076   1,279,381
  Notes payable and senior debentures..     20,879        1,600      20,879       1,600          --       2,069       2,621
  Other borrowed funds.................    286,969      164,160     180,298     140,364     362,332      15,333      46,669
  Company-obligated mandatorily
   redeemable 9.28% trust preferred
   securities of Sterling Bancshares
   Capital Trust I due June 6, 2027....     28,750       28,750      28,750      28,750      28,750      28,750      28,750
  Company-obligated mandatorily
   redeemable 9.20% trust preferred
   securities of Sterling Bancshares
   Capital Trust II due March 21,
   2031................................     28,750       28,750      28,750          --          --          --          --
  Shareholders' equity.................    233,772      182,272     217,369     166,825     141,070     122,040      98,261

Selected Performance Ratios:
  Return on average assets.............       1.29%        1.27%       1.24%       1.32%       1.26%       1.25%       1.20%
  Return on average shareholders'
   equity..............................      15.69        16.63       16.58       17.82       16.37       17.02       16.92
  Dividend payout ratio................      19.85        19.95       19.45       19.04       20.85       21.71       20.01
  Net interest margin (tax equivalent).       5.72         5.84        5.75        5.61        6.05        6.02        5.93

                                             At or For the Six
                                             Months Ended June 30,  At or For the Year Ended December 31,
                                             --------------------  --------------------------------------
                                              2002       2001       2001    2000    1999    1998    1997
                                              ------     ------    ------  ------  ------  ------  ------
                                                  (dollars in thousands, except per share data)
                                               (unaudited)
Asset Quality Ratios:
  Period-end nonperforming loans to total
   loans....................................   0.68%      0.63%      0.74%   0.65%   0.48%   0.51%   0.55%
  Period-end nonperforming assets to
   total assets.............................   0.59       0.52       0.58    0.55    0.37    0.49    0.45
  Period-end allowance for loan losses to
   nonperforming loans...................... 139.24     155.32     161.51  175.74  229.89  207.53  176.47
  Period-end allowance for loan losses to
   total loans..............................   1.10       1.15       1.19    1.14    1.11    1.05    0.97
  Net charge-offs to average loans..........   0.45       0.49       0.49    0.51    0.59    0.38    0.36

Liquidity and Capital Ratios:
  Average loans to average deposits.........  87.97%     85.69%     84.28%  83.34%  77.70%  74.37%  68.68%
  Period-end shareholders' equity to total
   assets...................................   7.90       7.20       7.82    8.03    6.85    7.67    6.70
  Average shareholders' equity to average
   assets...................................   8.21       7.66       7.50    7.41    7.70    7.36    7.06
  Period-end Tier 1 capital to risk
   weighted assets(2).......................   9.10      10.01       9.64   10.51   10.82   11.56   12.23
  Period-end total capital to risk weighted
   assets(2)................................  10.05      10.96      10.66   11.26   11.74   12.45   13.27
  Period-end Tier 1 leverage ratio (Tier 1
   capital to total average assets)(2)......   8.40       8.38       8.40    9.10    8.21    9.39    9.72

Ratios of Earnings to Combined Fixed
 Charges And Preferred Stock
 Dividends (3):
  Including interest on deposits............   2.27x      1.68x      1.79x   1.59x   1.74x   1.72x   1.67x
  Excluding interest on deposits............   4.56       3.70       3.90    2.67    4.07    5.95    7.05

--------
(1) Common share data for all periods and dates has been adjusted retroactively to give effect to three-for-two splits in the form of stock dividends to common shareholders distributed in 1997, 1998 and 2001.
(2) Calculated in accordance with regulations in effect at December 31, 2001.
(3) For purposes of computing the ratios of earnings to combined fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges include gross interest expense, inclusive of interest on deposits in one case and exclusive of such interest in the other, and the proportion deemed representative of the interest factor or rent expense, net of income from subleases.

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

   On September 13, 2002, we acquired ENB Bankshares, Inc., and its subsidiary bank, Eagle National Bank, for an aggregate cash purchase price of $10.6 million. As of June 30, 2002, ENB Bankshares had total assets of $68.2 million, loans of $58.9 million and deposits of $58.8 million. Eagle National Bank had one banking office in the Dallas metropolitan area.

   On August 30, 2002, we completed a private placement of $20.0 million of floating rate trust preferred securities issued by our newly formed Connecticut statutory trust, Sterling Bancshares Statutory Trust One. The proceeds from the sale of the trust preferred securities were invested by the trust in our floating rate junior subordinated deferrable interest debentures due 2032. The net proceeds were used to fund the acquisition of ENB Bankshares, to reduce outstanding debt under our revolving credit facility and for general working capital purposes.

   The following summary pro forma consolidated financial data combines the historical consolidated financial statements of Sterling Bancshares and ENB Bankshares as if the merger had occurred on June 30, 2002. We anticipate that the merger will generate goodwill of approximately $6.0 million. Additionally, the following reflects our issuance of $20.0 million of floating rate trust preferred securities by one of our subsidiary trusts in August 2002 and the partial repayment of our senior indebtedness. The following also reflects the issuance of the 8.30% trust preferred securities in this offering and the redemption of the 9.28% junior subordinated debentures and the related 9.28% trust preferred securities with the proceeds of this offering.

                                                                                          Pro Forma At or For
                                                                                             the Six Months
                                                                                          Ended June 30, 2002
                                                                                         ----------------------
                                                                                         (dollars in thousands)
                                                                                              (unaudited)
Balance Sheet Data:
   Total assets.........................................................................       $3,032,545
   Loans, net of unearned discount......................................................        2,228,978
   Allowance for loan losses............................................................           24,917
   Total securities.....................................................................          319,976
   Deposits.............................................................................        2,379,746
   Notes payable........................................................................           13,260
   Other borrowed funds.................................................................          289,969
   Company-obligated mandatorily redeemable 9.20% trust preferred securities of
     Sterling Bancshares Capital Trust II due March 21, 2031............................           28,750
   Company-obligated mandatorily redeemable floating rate trust preferred securities of
     Sterling Bancshares Statutory Trust One due August 30, 2032........................           20,000
   Company-obligated mandatorily redeemable 8.30% trust preferred securities of
     Sterling Bancshares Capital Trust III due September 26, 2032.......................           31,250
   Shareholders' equity.................................................................          232,397

Asset Quality Ratios:
   Period-end nonperforming loans to total loans........................................             0.68%
   Period-end nonperforming assets to total assets......................................             0.61
   Period-end allowance for loan losses to nonperforming loans..........................           165.30
   Period-end allowance for loan losses to total loans..................................             1.12
   Net charge-offs to average loans.....................................................             0.46

Liquidity and Capital Ratios:
   Average loans to average deposits....................................................            87.97%
   Period-end shareholders' equity to total assets......................................             7.66
   Average shareholders' equity to average assets.......................................             8.21
   Period-end Tier 1 capital to risk weighted assets....................................             9.62
   Period-end total capital to risk weighted assets.....................................            10.69
   Period-end Tier 1 leverage ratio (Tier 1 capital to total average assets)............             8.89

                                 RISK FACTORS

   An investment in the trust preferred securities involves a number of risks. You should carefully read and consider the following factors in evaluating us, our business and the trust, in addition to the other information in this prospectus supplement and the accompanying prospectus, before you purchase the trust preferred securities offered by this prospectus supplement.

   Because the trust will rely on the payments it receives on the junior subordinated debentures to fund all payments on the trust preferred securities, and because the trust may distribute the junior subordinated debentures in exchange for the trust preferred securities, you are making an investment decision that relates to the junior subordinated debentures as well as the trust preferred securities of the trust. You should carefully review the information in this prospectus supplement and the accompanying prospectus about the trust preferred securities, the junior subordinated debentures and the guarantee.

       RISKS RELATED TO AN INVESTMENT IN THE TRUST PREFERRED SECURITIES

You will not receive timely payments on the trust preferred securities if our earnings are not sufficient to make payments on the junior subordinated debentures.

   The trust will depend solely on our payments on the junior subordinated debentures to pay amounts due to you on the trust preferred securities. If we default on our obligation to pay the principal or interest on the junior subordinated debentures, the trust will not have sufficient funds to pay distributions on or the liquidation amount of the trust preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the trust preferred securities. Instead, you or the property trustee will have to initiate a direct action against us to enforce the property trustee's rights under the indenture relating to the junior subordinated debentures.

If our bank subsidiary is unable to pay dividends to us, we may be unable to make payments on the junior subordinated debentures.

   We are a holding company and substantially all of our assets are held by our subsidiary bank, Sterling Bank. Our ability to make payments on the junior subordinated debentures will depend primarily on available cash resources at the holding company and dividends from the bank. Dividend payments from the bank are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over the bank. The ability of the bank to pay dividends is also subject to its profitability, financial condition and capital expenditures and other cash flow requirements. We cannot assure you that the bank will be able to pay dividends in the future.

In the future our regulators may impose restrictions on our ability to pay interest on the junior subordinated debentures.

   We may be precluded from making interest payments on the junior subordinated debentures by our regulators in order to address any perceived deficiencies in liquidity or regulatory capital levels at the holding company level. Such regulatory action would require us to obtain consent from our regulators prior to paying dividends on our capital stock or interest on the junior subordinated debentures. In the event our regulators withhold their consent to our payment of interest on the junior subordinated debentures, we would exercise our right to defer interest payments on the junior subordinated debentures, and the trust would not have funds available to make distributions on the trust preferred securities during such period. The commencement of a deferral period would likely cause the market price of the trust preferred securities to decline. We cannot assure you that our regulators will not attempt to preclude us from making interest payments on the junior subordinated debentures.

If our earnings are insufficient to pay all of our creditors, the holders of our senior indebtedness will be paid before we make payments to the trust and before the trust can make payments to you.

   Our obligations under the junior subordinated debentures and the trust guarantee are unsecured and will rank junior in priority of payment to our existing and future senior indebtedness. At June 30, 2002, we had approximately $307.9 million of senior indebtedness, excluding deposits but including federal funds purchased, short-term borrowed funds and $20.0 million outstanding under our revolving credit facility. We expect to incur additional indebtedness from time to time in the future. Our obligations under the junior subordinated debentures and trust guarantee will rank equal to other junior subordinated debentures we have issued to similar trusts, including the junior subordinated debentures previously sold to the trusts we established in 1997, 2001 and 2002. The issuance of the junior subordinated debentures and the trust preferred securities does not limit our ability to incur additional indebtedness. Because we are a holding company, the creditors and depositors of Sterling Bank, who had rights with respect to liabilities totaling $2.7 billion at June 30, 2002, will also have priority over you in any distribution of assets in liquidation, reorganization or otherwise. Accordingly, the junior subordinated debentures and the trust guarantee will be effectively subordinated to all existing and future liabilities of the bank, and you should look only to our assets for payments on the trust preferred securities and the junior subordinated debentures.

If we elect to defer interest payments on the junior subordinated debentures, you will not receive timely distributions on the trust preferred securities.

   We may, at one or more times, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters. If we defer interest payments on the junior subordinated debentures, the trust will defer distributions on the trust preferred securities during any deferral period. Your distributions will continue to accrue and the interest on the unpaid distributions will compound quarterly. Any deferral, however, cannot extend beyond the maturity date of the junior subordinated debentures.

If we elect to defer interest payments on the junior subordinated debentures, you will have to include unpaid distributions in your taxable income before you actually receive the distributions.

   Although you will not receive cash distributions during a deferral period, you will be required to recognize as income for federal income tax purposes the interest income that accrues on your proportionate share of the junior subordinated debentures held by the trust in the tax year in which that interest accrues. As a result, you must include this income in your gross income for federal income tax purposes before you receive the distribution. You will also not receive the cash related to any accrued and unpaid interest from the trust if you dispose of the trust preferred securities before the end of any deferral period.

The price of the trust preferred securities may not reflect unpaid interest and you may suffer adverse tax consequences or a loss if you sell them while interest remains unpaid.

   If we exercise our right to defer interest payments on the junior subordinated debentures, the price at which you could sell the trust preferred securities may decline because the price may not reflect the value of any accrued but unpaid interest. Accordingly, if you dispose of the trust preferred securities during an interest deferral period, you may not receive the same return on investment as someone who continues to hold the trust preferred securities.

   During a deferral period, your tax basis in the trust preferred securities will increase by the amount of accrued but unpaid distributions. If you sell the trust preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss you might have otherwise recognized on the sale. Except in certain limited circumstances, a capital loss may not be used to offset ordinary income. Accordingly, as a result of the deferral of distributions, you may have additional ordinary income, a related tax liability and a capital loss that can only be used to offset a capital gain.

Since we may redeem the junior subordinated debentures at any time on or after September 26, 2007 or within 180 days following the occurrence of specified tax or regulatory events, you may be unable to reinvest your funds at an equal or higher rate of return.

   Subject to Federal Reserve approval, if then required, we may redeem the junior subordinated debentures before their stated maturity under limited circumstances, including:

  . redemption in whole or in part, at any time on or after September 26, 2007; or

  . redemption in whole, but not in part, within 180 days after certain occurrences at any time during the life of the trust. These occurrences include specified adverse tax, investment company or bank regulatory developments.

   You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the junior subordinated debentures or if it is otherwise in our interest to redeem the junior subordinated debentures. If the junior subordinated debentures are redeemed, the trust must redeem trust preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debentures redeemed, and if you reinvest your principal in another investment you may not be able to earn a return that is as high as you were earning on the trust preferred securities prior to the redemption.

   Recently, proposed legislation was introduced in the U.S. House of Representatives which would disallow deductions for federal income tax purposes on certain debt instruments issued after its date of enactment. We currently intend to issue the trust preferred securities and the related junior subordinated debentures prior to the enactment of any such legislation, which if enacted in its current form could otherwise possibly be deemed to cover the trust preferred securities and the related junior subordinated debentures under certain circumstances. We cannot provide you with any assurance, however, that legislation will not be enacted which would disallow deductions on securities such as the junior subordinated debentures and thus create a tax event which permits us to redeem the junior subordinated debentures and the trust preferred securities. For additional information, please read "Material Federal Income Tax Consequences--Effect of Possible Changes in Tax Laws" on page S-51.

We can distribute the junior subordinated debentures to you in exchange for the trust preferred securities, which may adversely affect the liquidity and the market value of your investment and result in a taxable event.

   We may dissolve the trust at any time. We will not dissolve the trust without the prior approval of the Federal Reserve, if then required. After satisfying its liabilities to its creditors, the trust may distribute the junior subordinated debentures to you in exchange for the trust preferred securities. There is no public market for the junior subordinated debentures and we cannot predict the market prices for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the trust preferred securities you hold pending such a distribution, may trade at a lower price than you paid to purchase the trust preferred securities.

   Under current federal income tax law and interpretations, a distribution of the debentures should not be a taxable event to holders of the trust preferred securities. See "Material Federal Income Tax Consequences" on page S-48.

The limited covenants we made in the indenture and the declaration of trust will not protect your investment.

   The indenture governing the junior subordinated debentures and the declaration of trust governing the trust preferred securities do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity. As a result, these governing documents will not protect your investment in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the declaration of trust limits our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness which may be senior to the junior subordinated debentures or the trust guarantee. You should not consider the covenants contained in these governing documents as a significant factor in evaluating whether we will be able to comply with our obligations under the junior subordinated debentures or the trust guarantee.

You must rely on the property trustee of the trust to enforce your rights if there is an event of default under the indenture.

   You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default with respect to the junior subordinated debentures occurs and is continuing, the event also will be an event of default under the declaration of trust. In that case, you would have to rely on the property trustee to enforce the rights of the trust against us as holder of the junior subordinated debentures. The holders of the majority in liquidation amount of the trust preferred securities will have the right to direct the property trustee to enforce the trust's rights. If the property trustee does not enforce the rights of the trust following an event of default and a request by the record holders to do so, any record holder may take action directly against us to enforce the trust's rights. If an event of default occurs under the declaration of trust that is attributable to an event of default with respect to the junior subordinated debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to a holder of the junior subordinated debentures unless the property trustee fails to do so.

You will have only limited voting rights and we can amend the declaration of trust under certain circumstances without your consent.

   You will have limited voting rights as a holder of trust preferred securities. Your voting rights will relate only to the modification of the trust preferred securities and the exercise of the trust's rights as holder of the junior subordinated debentures. You will not usually be able to appoint, remove or replace the trustees of the trust because these rights generally reside with us as the holder of the common trust securities. However, if an event of default with respect to the junior subordinated debentures occurs and is continuing, the holders of a majority in aggregate liquidation amount of the trust preferred securities may remove the trustees. Even if it would adversely affect your rights, we, together with the property trustee and the trust administrative trustees, may amend the declaration of trust without your consent to ensure that the trust will be classified as a grantor trust for federal income tax purposes or to ensure that the trust will not be required to register as an investment company.

There is no current market for the trust preferred securities and the market price may be subject to significant fluctuations.

   There is currently no public market for the trust preferred securities. The trust preferred securities have been approved for inclusion in the Nasdaq National Market. However, there is no guarantee that an active or liquid trading market will develop for the trust preferred securities or that the quotation of the trust preferred securities will continue on the Nasdaq National Market. If an active trading market does not develop, the market price and liquidity of the trust preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the trust preferred securities will equal or exceed the price you pay for the trust preferred securities. The 9.28% Cumulative Trust Preferred Securities issued by Sterling Bancshares Capital Trust I on June 6, 1997 are listed on the Nasdaq National Market under the symbol "SBIBP" and the 9.20% Cumulative Trust Preferred Securities issued by Sterling Bancshares Capital Trust II on March 21, 2001 are listed on the Nasdaq National Market under the symbol "SBIBO."

                  RISKS RELATED TO STERLING BANCSHARES, INC.

Our profitability depends significantly on local economic conditions.

   Our success depends primarily on the general economic conditions of the Houston metropolitan area. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in the Houston metropolitan area. We also provide, to a lesser extent, banking and financial services to customers in the San Antonio and Dallas markets. The local economic conditions of Houston and, to a lesser extent, San Antonio and Dallas, have a significant impact on our commercial, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions, such as inflation, recession, acts of terrorism, an outbreak of hostilities, unemployment and other factors beyond our control will impact these local economic conditions and will negatively affect the financial results of our banking operations. In addition, since Houston remains largely dependent on the energy industry, the recent bankruptcy of Enron Corp. and the downturn in the energy industry and energy-related businesses has adversely affected the general economic conditions of the Houston metropolitan area. This downturn in the energy industry and energy-related businesses could adversely affect our results of operations and financial condition.

We rely on an owner-operated business market.

   We target our business development and marketing strategy primarily to serve the banking and financial needs of owner-operated businesses with credit needs of up to $2.0 million. These owner-operated businesses represent a major sector of the Houston and national economies. If general economic conditions negatively impact this economic sector in the Houston metropolitan area or the other Texas markets in which we operate, our results of operations and financial condition will be significantly affected.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

   Our loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant loan losses which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the size of the allowance, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance would materially decrease our net income.

   In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our loan allowance or loan charge-offs as required by these regulatory agencies could have a negative effect on us.

Fluctuations in interest rates could reduce our profitability.

   We realize income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this "gap" will work against us, and our earnings may be negatively affected.

   We are unable to predict fluctuations of market interest rates, which are affected by the following factors:

  .   inflation;

  .   recession;

  .   a rise in unemployment;

  .   tightening money supply;

  . international disorder such as that experienced as a result of terrorist activities on September 11, 2001; and

  .   instability in domestic and foreign financial markets.

   Our asset-liability management strategy, which is designed to control our risk from changes in market interest rates, may not be able to prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition.

Competition with other financial institutions could adversely affect our profitability.

   We face vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our results of operations and financial condition.

We may not be able to maintain our historical growth rate which may adversely impact our results of operations and financial condition.

   To achieve our growth, we have initiated internal growth programs, completed various acquisitions and opened additional banking offices in the past few years. We may not be able to sustain our historical rate of growth or may not even be able to grow at all. We may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking offices. Further, our inability to attract and retain experienced bankers may adversely affect our internal growth. A significant decrease in our historical rate of growth may adversely impact our results of operation and financial condition.

We may be unable to complete acquisitions, and once complete, may not be able to integrate our acquisitions successfully.

   Our growth strategy is dependent, in part, on our ability to acquire and integrate other financial institutions. We may not be able to complete any future acquisitions and, if completed, we may not be able to successfully integrate the operations, management, products and services of the entities we acquire. Following each acquisition, we must expend substantial managerial, operating, financial and other resources to integrate these entities. In particular, we may be required to install and standardize adequate operational and control systems, deploy or modify equipment, implement marketing efforts in new as well as existing locations and employ and maintain qualified personnel. On September 13, 2002, we acquired ENB Bankshares, Inc. and its subsidiary bank, Eagle National Bank. Due to inherent uncertainties with the integration of acquired companies, we may not be able to fully realize the strategic objectives and operating efficiencies anticipated in connection with our recent acquisition of ENB Bankshares. As a result, we may not fully realize the expected benefits from our acquisition of ENB Bankshares. Our failure to successfully integrate ENB Bankshares and any subsequent entities we acquire into our existing operations may adversely affect our financial condition and results of operations.

We operate in a highly-regulated environment and may be adversely affected by changes in federal and local laws and regulations.

   We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on us and our subsidiary, Sterling Bank, and its operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on us.

                                USE OF PROCEEDS

   The trust will invest all of the proceeds from the sale of the trust securities in this offering in the junior subordinated debentures. We anticipate that the net proceeds from the sale of the debentures will be approximately $29.9 million after deduction of offering expenses estimated to be $230,000 and underwriting commissions.

   In 1997, we established Sterling Bancshares Capital Trust I, which issued $28.8 million of 9.28% cumulative trust preferred securities scheduled to mature in 2027. That trust also issued $889,200 of 9.28% common trust securities scheduled to mature in 2027. Sterling Bancshares Capital Trust I used the proceeds of the sale of the securities to purchase $29.6 million of our 9.28% junior subordinated debentures. The trust preferred securities of that trust can be prepaid in whole or in part on or after June 6, 2002 at a redemption price equal to $25 per security plus accumulated but unpaid distributions thereon to the date of redemption. The trust preferred securities of Sterling Bancshares Capital Trust I are listed on the Nasdaq National Market under the symbol "SBIBP." We anticipate that the net proceeds of this offering will primarily be used to redeem in full the 9.28% junior subordinated debentures which we previously sold to Sterling Bancshares Capital Trust I and to pay the costs of such redemption. Sterling Bancshares Capital Trust I will use the proceeds it receives from the redemption of the 9.28% junior subordinated debentures to in turn redeem from the public all of its outstanding trust preferred securities. A portion of the net proceeds of this offering will be used to pay the expenses incurred by Sterling Bancshares Capital Trust I to redeem its outstanding trust preferred securities. The remaining net proceeds that we receive from this offering will be used for general working capital purposes.

               RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

   The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements for the periods shown:

                                          Six Months
                                            Ended       Year Ended December 31,
                                           June 30,  ----------------------------
                                             2002    2001  2000  1999  1998  1997
                                          ---------- ----  ----  ----  ----  ----
Earnings to Combined Fixed Charges
and Preferred Stock Dividend Requirements
   Including interest on deposits........    2.27x   1.79x 1.59x 1.74x 1.72x 1.67x
   Excluding interest on deposits........    4.56    3.90  2.67  4.07  5.95  7.05

   For purposes of computing the ratios of earnings to combined fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges include gross interest expense, inclusive of interest on deposits in one case and exclusive of such interest in the other, and the proportion deemed representative of the interest factor or rent expense, net of income from subleases.

                                CAPITALIZATION

   The following table sets forth our unaudited historical consolidated capitalization as of June 30, 2002 and our unaudited pro forma consolidated capitalization as of June 30, 2002, as if the acquisition of ENB Bankshares and the recent private placement of our floating rate junior subordinated debentures had taken place as of that date, and as further adjusted to give effect to the consummation of this offering and the redemption of the 9.28% junior subordinated debentures and 9.28% trust preferred securities with the proceeds of the offering. The following data should be read in conjunction with the financial information included in this prospectus supplement and the accompanying prospectus or incorporated herein or therein by reference.

                                                                                  June 30, 2002
                                                                    ---------------------------------------
                                                                                              As Adjusted for
                                                                              As adjusted for     the ENB
                                                                                  the ENB        Bankshares
                                                                                Bankshares    Acquisition, the
                                                                              Acquisition and   Issuance of
                                                                                Issuance of    Floating Rate
                                                                               Floating Rate       Junior
                                                                                  Junior        Subordinated
                                                                               Subordinated    Debentures and
                                                                     Actual     Debentures    the Offering(1)
                                                                    --------  --------------- ----------------
                                                                              (dollars in thousands)

                                                                                   (unaudited)
Trust Preferred Securities:
   Company-obligated mandatorily redeemable 9.28% trust
     preferred securities of Sterling Bancshares Capital Trust I
     due June 6, 2027.............................................. $ 28,750     $ 28,750         $     --
   Company-obligated mandatorily redeemable 9.20% trust
     preferred securities of Sterling Bancshares Capital Trust II
     due March 21, 2031............................................   28,750       28,750           28,750
   Company-obligated mandatorily redeemable floating rate trust preferred securities of Sterling Bancshares Statutory Trust
     One due August 30, 2032.......................................       --       20,000           20,000
   Company-obligated mandatorily redeemable 8.30% trust
     preferred securities of Sterling Bancshares Capital Trust III
     due September 26, 2032 (2)....................................       --           --           31,250
                                                                    --------     --------         --------
   Total trust preferred securities................................ $ 57,500     $ 77,500         $ 80,000
Shareholders' Equity:
   Preferred stock, $1.00 par value 1,000,000 shares authorized,
     59,000 shares issued and outstanding..........................       59           59               59
   Common stock, $1.00 par value, 100,000,000 shares authorized,
     43,884,855 shares issued and outstanding......................   43,885       43,885           43,885
   Capital surplus.................................................   43,906       43,906           43,906
   Retained earnings...............................................  141,315      141,315          139,940(3)
   Net unrealized gains on held-to-maturity investment securities
     transferred from available-for-sale...........................    4,607        4,607            4,607
                                                                    --------     --------         --------
       Total shareholders' equity.................................. $233,772     $233,772         $232,397
                                                                    --------     --------         --------
       Total capitalization........................................ $291,272     $311,272         $312,397
                                                                    ========     ========         ========
Capital Ratios(4):
Total equity to total assets.......................................     7.90%                         7.66%
Tier 1 leverage ratio(5)(6)........................................     8.40                          8.89
Tier 1 risk-based capital ratio(6).................................     9.10                          9.62
Total risk-based capital ratio(6)..................................    10.05                         10.69

--------
(1) As adjusted for the redemption of the 9.28% trust preferred securities of Sterling Bancshares Capital Trust I with the proceeds of this offering.

(2) Reflects the trust preferred securities at their issue price. As described herein, the only assets of the trust, which is our subsidiary, will be $32.2 million in aggregate principal amount of junior subordinated debentures, including the amount attributable to the issuance of the trust common securities of the trust, which will mature on September 26, 2032. We will own all of the trust common securities issued by the trust.

(3) Reflects the write-off of $1.4 million in prepaid expenses related to the issuance of the 9.28% trust preferred securities of Sterling Bancshares Capital Trust I.

(4) The capital ratios, as adjusted, are computed including the net proceeds from the issuance of our floating rate junior subordinated debentures, the estimated net proceeds from the sale of the trust preferred securities and giving effect to the redemption of the 9.28% junior subordinated debentures and 9.28% trust preferred securities, in a manner consistent with Federal Reserve regulations.

(5) The Tier 1 leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

(6) The trust preferred securities have been structured to qualify as Tier 1 capital. However, in calculating the amount of Tier 1 qualifying capital, the trust preferred securities, together with any other trust preferred securities or cumulative preferred stock of Sterling Bancshares that may be outstanding in the future, can only be included up to the amount constituting 25% of total Tier 1 core capital elements (including the trust preferred securities). After giving effect to the August 2002 issuance of floating rate trust preferred securities by Sterling Bancshares Statutory Trust One, approximately $34,000 of the proceeds from the sale of the trust preferred securities in this offering will initially be included in Tier 1 capital. As adjusted for the recent issuance of the floating rate junior subordinated debentures and floating rate trust preferred securities, this offering and the subsequent redemption of the 9.28% trust preferred securities from Sterling Bancshares Capital Trust I, our Tier 1 capital as of June 30, 2002, would have been approximately $245.0 million, of which $28.8 million would have been attributable to the trust preferred securities offered by this prospectus supplement.

                                   THE TRUST

   We formed Sterling Bancshares Capital Trust III as a statutory trust created under Delaware law through the filing of a certificate of trust with the Delaware Secretary of State. The trust's business is defined in a declaration of trust which has been executed by Sterling Bancshares, Inc., as sponsor for the trust, and the trustee, as defined below, for the trust. The declaration of trust will be amended and restated in connection with this offering before any sale of trust preferred securities and will be in substantially the form filed as an exhibit to the registration statement, of which this prospectus supplement is a part.

   We will own all of the trust common securities of the trust, which will have an aggregate liquidation value equal to at least 3% of the total capital of the trust. The trust preferred securities issued to the public will represent the remaining percentage of the trust's total capitalization. The trust common securities will have terms substantially equal to, and will rank equal in priority of payment with, the trust preferred securities. However, if we default on the subordinated debt securities owned by the trust or another event of default under the declaration of trust occurs, then, so long as the default continues, cash distributions and liquidation, redemption and other amounts payable or deliverable on the trust common and trust preferred securities must be paid or delivered to holders of the trust preferred securities before any amounts are paid or delivered to the holders of the trust common securities. We will guarantee that the trust will use its assets to pay the distributions on the trust preferred securities as described in this prospectus supplement under "Description of the Trust Guarantee" on page S-44.

   The trust exists for the exclusive purposes of:

  . issuing and selling the trust preferred securities and the trust common securities;

  . investing the gross proceeds from the sale of the trust preferred securities and trust common securities in an equivalent amount of the junior subordinated debentures issued by us; and

  . engaging in only those other activities necessary or incidental to these purposes.

   Sterling Bancshares, as holder of the trust common securities, appoints the trustees of the trust. The five trustees that will conduct the trust's business and affairs are:

  . three of Sterling Bancshares' employees, officers or affiliates, as administrative trustees;

  . Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as property trustee; and

  . Deutsche Bank Trust Company Delaware (formerly known as Bankers Trust (Delaware)), an affiliate of Deutsche Bank Trust Company Americas, as Delaware trustee.

   Deutsche Bank Trust Company Americas also serves as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act of 1939, the guarantee trustee under the trust guarantee in favor of the holders of trust preferred securities and debt trustee under the indenture related to the junior subordinated debentures. The property trustee holds title to the junior subordinated debentures for the benefit of the holders of the trust common and trust preferred securities. The property trustee has the power to exercise all rights, powers and privileges under the indenture as holder of the junior subordinated debentures. In addition, unless we appoint a separate paying agent, the property trustee maintains exclusive control of a segregated, noninterest-bearing bank account to hold all payments made in respect of the junior subordinated debentures for the benefit of the holders of the trust common and trust preferred securities. The property trustee makes payments of distributions and payment on liquidation, redemption and otherwise to the holders of the trust common and trust preferred securities out of funds from the trust's bank account. As a direct or an indirect holder of all of the trust common securities, we have the right to appoint, remove or replace any administrative trustee and to increase or decrease the number of administrative trustees. We pay all fees and expenses related to the trust and this offering of trust common securities and trust preferred securities.

   The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the amended and restated declaration of trust relating to the trust and in the Delaware Statutory Trust Act. The declaration of trust, the indenture and our guarantee will also incorporate by reference terms of the Trust Indenture Act. The declaration of trust, the indenture and guarantee will be qualified under the Trust Indenture Act.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

   The trust preferred securities will be issued pursuant to the declaration of trust, as amended and restated. For more information about the declaration of trust, see "The Trust" on page S-21. Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) will act as property trustee for the trust preferred securities under the declaration of trust for purposes of complying with the provisions of the Trust Indenture Act. The terms of the trust preferred securities will include those stated in the declaration of trust and those made part of the declaration of trust by the Trust Indenture Act.

   The following discussion contains a description of the material provisions of the trust preferred securities and is subject to, and is qualified in its entirety by reference to, the declaration of trust and the Trust Indenture Act. We urge you to read the form of amended and restated declaration of trust, which is filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

General

   The declaration of trust authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of the trust preferred securities to be sold to the public and the trust common securities. We will own all of the trust common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

   The trust preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the trust preferred securities will be entitled to a preference over the trust common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The trust preferred securities will rank equally, and payments on the trust preferred securities will be made proportionally, with the trust common securities, except as described under "Subordination of Trust Common Securities" on page S-26.

   The property trustee will hold legal title to the junior subordinated debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, to the extent described under "Description of the Trust Guarantee" on page S-44. The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have funds legally and immediately available to make these payments.

Distributions

   Source of Distributions. The funds of the trust available for distribution to holders of the trust preferred securities will be limited to payments made by us under the junior subordinated debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the junior subordinated debentures in the payment account for the benefit of the holders of the trust securities. If we do not make payments of interest or principal on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities.

   Payment of Distributions. Distributions on the trust preferred securities will be payable at the annual rate of 8.30% of the $25 stated liquidation amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the trust preferred securities on the relevant record dates. The record date will be the 15th day of the month in which a distribution is to be made. The first distribution date for the trust preferred securities will be December 31, 2002.

   Distributions will accumulate from the most recent date to which distributions have been paid or, if no distributions have been paid, from the date of issuance. Distributions will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day" we mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or Houston, Texas are authorized or required by law or executive order to close.

   Extension Period. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the junior subordinated debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond September 26, 2032 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the trust preferred securities will also be deferred during any such extension period. Any deferred distributions under the trust preferred securities will, to the extent permitted by applicable law, accumulate additional amounts at the annual rate of 8.30%, compounded quarterly for each quarterly period of the extension period. The term "distributions" as used in this prospectus includes those accumulated amounts.

   During an extension period, we may not:

  . declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock other than:

     . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock,

     . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant to such plan,

     . as a result of a reclassification of any class or series of our capital stock solely into another class or series of our capital stock,

     . the purchase of fractional shares of our capital stock resulting from such a reclassification or pursuant to the conversion or exchange provisions of such capital stock or any security convertible or exchangeable into shares of our capital stock, and

     . purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans;

  . make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other debentures) that rank equal with or junior in right of payment to the junior subordinated debentures; or

  . make any payments with respect to any guarantee (other than payments under the trust preferred securities guarantee) made by us of the debt securities of any of our subsidiaries (including under other guarantees issued in connection with trust preferred securities issued by another trust) if the guarantee ranks equal or junior in right of payment to the junior subordinated debentures.

   After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

   We do not currently intend to exercise our right to defer distributions on the trust preferred securities by deferring the payment of interest on the junior subordinated debentures.

Redemption or Exchange

   General. Subject to the prior approval of the Federal Reserve, if required, we will have the right to prepay the junior subordinated debentures:

  . in whole at any time, or in part from time to time, on or after September 26, 2007; or

  . at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Regulatory Capital Event, which terms we define below.

   Mandatory Redemption. Upon our repayment or prepayment, in whole or in part, of any junior subordinated debentures, whether on September 26, 2032 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions and additional sums, if any, to the date of redemption. If less than all of the junior subordinated debentures are to be repaid or prepaid on a date of redemption, then the proceeds from such repayment or prepayment will be allocated to the redemption of trust preferred securities and trust common securities proportionately.

   Distribution of Debentures in Exchange for Trust Preferred Securities. Upon prior approval of the Federal Reserve, if required, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the junior subordinated debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "--Liquidation Distribution Upon Termination" on page S-27.

   On or after the liquidation date fixed for any distribution of junior subordinated debentures and liquidation of the trust:

  .   the trust securities will no longer be deemed to be outstanding;

  . the Depository Trust Company, the initial clearing agent, or its nominee, as the record holder of the trust preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon that distribution;

  . any certificates representing trust securities not held by Depository Trust Company, the initial clearing agency, or its nominee, will be deemed to represent junior subordinated debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities of the holder to whom such junior subordinated debentures are to be distributed; and

  . we will use commercially reasonable efforts to list the junior subordinated debentures on the Nasdaq National Market or a national exchange.

   We cannot assure you that the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The trust preferred securities that an investor may purchase, or the junior subordinated debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

   Redemption upon a Tax Event, Investment Company Event or Regulatory Capital Event. If a Tax Event, an Investment Company Event or a Regulatory Capital Event occurs, we will have the right to prepay the junior subordinated debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the prepayment price. If one of these events occurs and we do not elect to prepay the junior subordinated debentures, or to dissolve the trust and cause the junior subordinated debentures to be distributed to holders of the trust securities, then the trust preferred securities will remain outstanding and additional interest may be payable on the junior subordinated debentures.

   "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

  . the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the junior subordinated debentures;

  . interest payable by us on the junior subordinated debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes; or

  . the trust is, or will be within 90 days after the date of the opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

   "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that, as a result of a change in law or regulation or a change in interpretation or application of law or regulation, the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act.

   "Regulatory Capital Event" means the receipt by us of an opinion of counsel experienced in such matters to the effect that, as a result of any change or prospective change in the laws or regulations of the United States, the rules or policies of the Federal Reserve or of any other regulatory authority applicable to us, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the regulatory laws or regulations, the trust preferred securities do not constitute, or within 90 days of such opinion will not constitute, Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve. However,

  . our inability to treat all or a portion of the trust preferred securities as Tier 1 capital will not itself cause a Regulatory Capital Event if the inability results from our having cumulative preferred stock, minority interests in consolidated subsidiaries or any other security which the Federal Reserve treats as Tier 1 capital in excess of the amount which may qualify for treatment as Tier 1 capital under applicable guidelines of the Federal Reserve; and

  . the distribution of the junior subordinated debentures in liquidation of the trust and the treatment of the junior subordinated debentures as other than Tier 1 capital will not itself cause a Regulatory Capital Event unless such liquidation is in connection with a Tax Event.

Redemption Procedures

   Trust preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous repayment or prepayment of the junior subordinated debentures. Redemptions of the trust preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. If we have paid the property trustee a sufficient amount of cash to pay the redemption price of the trust preferred securities, distributions will cease to accumulate on the trust preferred securities called for redemption on and after the date of the deposit of the cash with the property trustee.

   If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the clearing agency for the trust securities funds sufficient to pay the aggregate redemption price and will give the clearing agency for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. If the trust preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will pay the redemption price to the holders by check mailed to the address of the relevant holder. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record date for the related distribution dates.

   If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

   If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the trust guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

   Payment of the redemption price on the trust preferred securities and any distribution of junior subordinated debentures to holders of trust preferred securities will be made to the applicable recordholders as they appear on the register for the trust preferred securities on the relevant record date.

   If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular trust preferred securities to be redeemed will be selected by the property trustee from the outstanding trust preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25 or an integral multiple of $25 of the liquidation amount of the trust preferred securities. The property trustee will promptly notify the registrar for the trust preferred securities in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed.

   Subject to applicable law, and if we are not exercising our right to defer interest payments on the junior subordinated debentures, we may, at any time, purchase outstanding trust preferred securities.

Subordination of Trust Common Securities

   Payment of distributions on, and the redemption price of, the trust preferred securities and trust common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the trust common securities may be made unless:

  . payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or before that time has been made or provided for; or

  . in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding trust preferred securities then called for redemption, has been made or provided for; and

  . all funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable.

   In the case of the occurrence and continuance of any event of default under the declaration of trust resulting from an event of default under the indenture, we, as holder of the trust common securities, will be deemed to have waived any right to act with respect to that event of default under the declaration of trust if the effect of the event of default has been cured, waived or otherwise eliminated with respect to the trust preferred securities. Until the event of default under the declaration of trust has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on our behalf, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

   We will have the right at any time to dissolve, wind-up or terminate the trust and cause the junior subordinated debentures to be distributed to the holders of the trust preferred securities. This right is subject, however, to receipt by us of approval of the Federal Reserve, if required.

   In addition, the trust will automatically dissolve upon expiration of its term and will dissolve earlier on the first to occur of:

  .   our bankruptcy, dissolution or liquidation;

  . the distribution of a like amount of the junior subordinated debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

  . redemption of all of the trust preferred securities as described on page S-24 under "--Redemption or Exchange"; or

  .   the entry of a court order for the dissolution of the trust.

   If an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, junior subordinated debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities of the holder to whom such debentures are distributed.

   However, if the property trustee determines that the distribution of the junior subordinated debentures is not practical, then the holders of trust securities will be entitled to receive, instead of junior subordinated debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the trust common securities, and to the holders of the trust preferred securities. However, if an event of default under the indenture has occurred and is continuing, the trust preferred securities will have a priority over the trust common securities. See "--Subordination of Trust Common Securities" on page S-26.

   Under current federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the junior subordinated debentures should not be a taxable event to holders of the trust preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the trust preferred securities. See "Material Federal Income Tax Consequences--Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust" on page S-50 for more information regarding a taxable distribution.

   If we do not elect to redeem the junior subordinated debentures prior to maturity or to liquidate the trust and distribute the junior subordinated debentures to holders of the trust preferred securities, the trust preferred securities will remain outstanding until the repayment of the junior subordinated debentures. If we elect to dissolve the trust and thus cause the junior subordinated debentures to be distributed to holders of the trust preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the junior subordinated debentures.

Liquidation Value

   The amount of the liquidation distribution payable on the trust preferred securities in the event of any liquidation of the trust is $25 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of junior subordinated debentures having a liquidation value and accrued interest of an equal amount.

Events of Default; Notice

   Any one of the following events constitutes an event of default under the declaration of trust with respect to the trust preferred securities:

  . the occurrence of an event of default under the indenture which continues with respect to the junior subordinated debentures;

  . a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days (subject to the deferral of any due date in the case of an election by us of an extension period);

  . a default by the trust in the payment of any liquidation amount of any of the trust securities when it becomes due and payable either at maturity, upon prepayment or redemption or by accelerating the stated maturity date;

  . a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the declaration of trust, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 90 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the declaration of trust; or

  . the occurrence of events of bankruptcy or insolvency with respect to the property trustee.

   Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the trust preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. We, as sponsor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the declaration of trust.

   If an event of default under the indenture has occurred and is continuing, the trust preferred securities will have preference over the trust common securities upon termination of the trust. Upon an event of default under the indenture, unless the principal of all the junior subordinated debentures has already become due and payable, either the property trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debentures then outstanding may declare all of the junior subordinated debentures to be due and payable immediately by giving notice in writing to us (and to the property trustee, if notice is given by holders of the junior subordinated debentures). If an event of default occurs as a result of our bankruptcy, insolvency or reorganization, the junior subordinated debentures will immediately become due and payable without any notice. If the property trustee or the holders of the junior subordinated debentures fails to declare the principal of all of the junior subordinated debentures due and payable upon an event of default under the indenture, the holders of at least 25% in liquidation amount of the trust preferred securities then outstanding will have the right to declare the junior subordinated debentures immediately due and payable. In either event, payment of principal and interest on the junior subordinated debentures will remain subordinated to the extent provided in the indenture. In addition, holders of the trust preferred securities have the right in certain circumstances to bring a direct action against us.

Removal of the Trustees

   Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove the property trustee or the Delaware trustee. The holders of the trust preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the trust common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the declaration of trust.

Co-Trustees and Separate Property Trustee

   Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the declaration of trust. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

   Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

   The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

  . the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the trust securities, or (b) substitutes for the trust securities other securities having substantially the same terms as the trust securities (referred to as "successor securities") so long as the successor securities rank the same in priority as the trust securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  . we expressly appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the junior subordinated debentures;

  . the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the trust preferred securities are then listed or quoted, if any;

  . if the trust preferred securities (including any successor securities) are rated by any nationally recognized statistical rating organization prior to the transaction, the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities (including any successor securities) or, if the junior subordinated debentures are so rated, the junior subordinated debentures, to be downgraded by any such nationally recognized statistical rating organization within 120 days after such transaction;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect;

  . the successor entity has a purpose substantially identical to that of the trust;

  . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

  . we own all of the trust common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

   Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the trust preferred securities, enter into any transaction of this kind or permit any other person to consolidate, amalgamate, merge with or into, or replace the trust if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

   Except as described below and under "Description of the Trust
Guarantee--Amendments" on page S-46 and as otherwise required by the Trust Indenture Act, the Delaware Statutory Trust Act and the declaration of trust, the holders of the trust preferred securities will have no voting rights.

   The declaration of trust may be amended from time to time by us and the trustees, without the consent of the holders of the trust preferred securities, in the following circumstances:

  . to cure any ambiguity, correct or supplement any provisions in the declaration of trust that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the declaration of trust, as long as the amendment is not inconsistent with the other provisions of the declaration of trust and does not have a material adverse effect on the interests of any holder of trust securities; or

  . to modify, eliminate or add to any provisions of the declaration of trust if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

   With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the declaration of trust if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the declaration of trust may not be amended to:

  . change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

  . restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

   As long as the property trustee holds any junior subordinated debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities:

  . direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the junior subordinated debentures;

  .   waive any past default that is waivable under the indenture;

  . exercise any right to rescind or annul a declaration of trust that the principal of all the junior subordinated debentures will be due and payable; or

  . consent to any amendment or termination of the indenture or the junior subordinated debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of a super-majority of the holders of the affected junior subordinated debentures or the consent of each holder of the affected junior subordinated debentures, no consent will be given by the property trustee without the prior consent of a super-majority of the holders of the trust preferred securities, or each holder of the trust preferred securities, as the case may be.

   The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

   Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

   No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel its trust preferred securities in accordance with the declaration of trust.

   Notwithstanding the fact that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by us or any of our affiliates, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

   The trust preferred securities will be represented by one or more global trust preferred securities registered in the name of The Depository Trust Company, New York, New York, referred to below as DTC, or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global trust preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the trust preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, trust preferred securities in definitive form will not be issued in exchange for the global trust preferred securities.

   No global preferred security may be exchanged for trust preferred securities registered in the names of persons other than DTC or its nominee unless:

  . DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

  . we in our sole discretion elect to cause the issuance of the trust preferred securities in certificated form; or

  . there shall have occurred and be continuing an event of default under the declaration of trust.

   Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If trust preferred securities are issued in definitive form, the trust preferred securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

   Unless and until it is exchanged in whole or in part for the individual trust preferred securities represented thereby, a global preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

   Payments on global trust preferred securities will be made to DTC, as the depositary for the global trust preferred securities. If the trust preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the trust preferred securities will be registrable, and trust preferred securities will be exchangeable for trust preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the trust preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" on page S-43.

   Upon the issuance of one or more global trust preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual trust preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the trust preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

   So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the trust preferred securities represented by the global preferred security for all purposes under the declaration of trust. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual trust preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the trust preferred securities in definitive form and will not be considered the owners or holders of the trust preferred securities under the declaration of trust.

   None of us, the property trustee, any paying agent or the securities registrar for the trust preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the trust preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants.

Payment and Paying Agency

   Payments in respect of the trust preferred securities shall be made to DTC, which shall credit the relevant accounts of participants on the applicable distribution dates, or, if any of the trust preferred securities are not held by DTC, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the trust preferred securities. The paying agent for the trust preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the trust preferred securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the trust preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

   The property trustee will act as the registrar and the transfer agent for the trust preferred securities. Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of trust preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

   The property trustee undertakes to perform only the duties set forth in the declaration of trust. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the declaration of trust at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred.

   If no event of default under the declaration of trust has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the declaration of trust or is unsure of the application of any provision of the declaration of trust, and the matter is not one on which holders of trust preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

   The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

  . the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

  . the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

  . the junior subordinated debentures will be treated as our indebtedness for federal income tax purposes.

   In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the declaration of trust, that we and the administrative trustees determine to be necessary or desirable for these purposes.

   The administrative trustees are required to use commercially reasonable efforts to maintain the listing of the trust preferred securities on the Nasdaq National Market or a national securities exchange, but this requirement will not prevent us from redeeming all or a portion of the trust preferred securities in accordance with the declaration of trust.

   Holders of the trust preferred securities have no preemptive or similar rights. The declaration of trust and the trust securities will be governed by Delaware law.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

   Concurrently with the issuance of the trust preferred securities, the trust will invest the proceeds from the sale of the trust securities in the junior subordinated debentures issued by us. The junior subordinated debentures will be issued as unsecured debt under the indenture between us and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

   The following discussion contains a description of the material provisions of the junior subordinated debentures and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus forms a part.

General

   The junior subordinated debentures will be limited in aggregate principal amount to $32.2 million. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The junior subordinated debentures will bear interest at the annual rate of 8.30% of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 2002, to the person in whose name each debenture is registered at the close of business on the 15th day of the month in which such payment is to be made. It is anticipated that, until the liquidation, if any, of the trust, the junior subordinated debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

   The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the junior subordinated debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of 8.30%, compounded quarterly.

   The junior subordinated debentures will mature on September 26, 2032, the stated maturity date. We may shorten this date once at any time to any date not earlier than September 26, 2007, subject to the prior approval of the Federal Reserve, if required.

   If the property trustee is the only registered holder of the junior subordinated debentures, we will give notice of any change in the stated maturity date to the trustees five business days before the earlier of (a) the next succeeding date on which distributions on the trust securities are payable, or (b) the date the trust is required to give notice of the record or payment date to any national securities exchange or the holders of the trust preferred securities.

   If the property trustee is not the only registered holder of the junior subordinated debentures, we will give notice of any change in the stated maturity date to the property trustee and holders of the junior subordinated debentures at least 10 business days before the earlier of (a) the next succeeding date on which interest is payable, or (b) the date we are required to give notice of the record or payment date to any national securities exchange.

   We will not have the right to prepay the junior subordinated debentures until after September 26, 2007, except if a Tax Event, an Investment Company Event or a Regulatory Capital Event, which terms are defined on page S-25, has occurred.

   The junior subordinated debentures will be unsecured and will rank junior to all of our senior indebtedness, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the junior subordinated debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The junior subordinated debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of junior subordinated debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt, except in limited circumstances. See "--Miscellaneous" on page S-42.

   Except in limited circumstances, the indenture does not contain provisions that afford holders of the junior subordinated debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the junior subordinated debentures.

Option to Extend Interest Payment Period

   As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the junior subordinated debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the junior subordinated debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of 8.30%, compounded quarterly. During an extension period, interest will continue to accrue and holders of junior subordinated debentures, or the holders of trust preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Material Federal Income Tax Consequences-- Interest Payment Period and Original Issue Discount" on page S-49.

   During an extension period, we may not:

  . declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock other than:

     . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock,

     . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant to such plan,

     . as a result of a reclassification of any class or series of our capital stock solely into another class or series of our capital stock,

     . the purchase of fractional shares of our capital stock resulting from such a reclassification or pursuant to the conversion or exchange provisions of such capital stock or any security convertible or exchangeable into shares of our capital stock, and

     . purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans;

  . make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other debentures) that rank equal with or junior in right of payment to the junior subordinated debentures; or

  . make any payments with respect to any guarantee (other than payments under the trust preferred securities guarantee) made by us of the debt securities of any of our subsidiaries (including under other guarantees issued in connection with trust preferred securities issued by another trust) if the guarantee ranks equal or junior in right of payment to the junior subordinated debentures.

   Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the junior subordinated debentures.

   If the property trustee is the only registered holder of the junior subordinated debentures, we will give notice of our election of an extension period to the trustees five business days before the earlier of (a) the next succeeding date on which distributions on the trust securities are payable, or
(b) the date the trust is required to give notice of the record or payment date to any national securities exchange or the holders of the trust preferred securities.

   If the property trustee is not the only registered holder of the junior subordinated debentures, we will give notice of our election of an extension period to the property trustee and holders of the junior subordinated debentures at least 10 business days before the earlier of (a) the next succeeding date on which interest is payable, or (b) the date we are required to give notice of the record or payment date to any national securities exchange.

   Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

Additional Sums to be Paid as a Result of Additional Taxes

   If the trust is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the junior subordinated debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

Prepayment

   Subject to prior approval of the Federal Reserve, if required, we may prepay the junior subordinated debentures prior to maturity:

  . on or after September 26, 2007, in whole at any time or in part from time to time; or

  . in whole at any time within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Regulatory Capital Event.

   In each case we will pay a prepayment price equal to the accrued and unpaid interest on the junior subordinated debentures so redeemed to the date fixed for prepayment, plus 100% of the principal amount of the prepaid junior subordinated debentures.

   Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the prepayment date to each holder of junior subordinated debentures to be prepaid at its registered address. Prepayment of less than all outstanding junior subordinated debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the prepayment price for the junior subordinated debentures, on and after the prepayment date interest will no longer accrue on the junior subordinated debentures or the portions of the junior subordinated debentures called for prepayment.

   The junior subordinated debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

   As described under "Description of the Trust Preferred Securities--Liquidation Distribution Upon Termination" on page S-27, under certain circumstances and with the Federal Reserve's approval, the junior subordinated debentures may be distributed to the holders of the trust preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use commercially reasonable efforts to list the junior subordinated debentures on the Nasdaq National Market or other stock exchange or national quotation system on which the trust preferred securities are then listed, if any. There can be no assurance as to the market price of any junior subordinated debentures that may be distributed to the holders of trust preferred securities.

Restrictions on Payments

   We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the junior subordinated debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

   If any of these events occur, we will not:

  . declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock other than:

     . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock,

     . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant to such plan,

     . as a result of a reclassification of any class or series of our capital stock solely into another class or series of our capital stock,

     . the purchase of fractional shares of our capital stock resulting from such a reclassification or pursuant to the conversion or exchange provisions of such capital stock or any security convertible or exchangeable into shares of our capital stock, and

     . purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans;

  . make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other debentures) that rank equal with or junior in right of payment to the junior subordinated debentures; or

  . make any payments with respect to any guarantee (other than payments under the trust preferred securities guarantee) made by us of the debt securities of any of our subsidiaries (including under other guarantees issued in connection with trust preferred securities issued by another trust) if the guarantee ranks equal or junior in right of payment to the junior subordinated debentures.

Subordination

   The junior subordinated debentures are subordinated and junior in right of payment to all of our senior indebtedness, as defined below. Upon any payment or distribution of assets to creditors upon our liquidation, dissolution, winding up or reorganization, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior indebtedness will first be entitled to receive payment in full of principal and interest before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

   If the maturity of any junior subordinated debentures is accelerated, the holders of all of our senior indebtedness outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the junior subordinated debentures will be entitled to receive or retain any principal or interest payments on the junior subordinated debentures.

   No payments of principal or interest on the junior subordinated debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior indebtedness or an event of default with respect to any of our senior indebtedness resulting in the acceleration of the maturity of the senior indebtedness, or if any judicial proceeding is pending with respect to any default.

   "Indebtedness" will mean:

  .   all of our obligations for money borrowed;

  . all of our obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  . all of our reimbursement obligations with respect to letters of credit, banker's acceptances or similar facilities issued for our account to the extent our reimbursement obligation is no longer contingent upon a draw by us or an advance made to or on our behalf;

  . all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

  .   all of our capital lease obligations;

  . all of our indebtedness whether incurred on or prior to the date of the indenture or after that date for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

  . every obligation of the type referred to in the first six points of another person and all dividends of another person the payment of which, in either case, we have guaranteed or are responsible or liable for, directly or indirectly, as obligor or otherwise.

   "Senior Indebtedness" means the principal of and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not such claim for post-petition interest is allowed in such proceeding, on our indebtedness whether incurred on or prior to the date of the indenture or after that date, unless the instrument creating or evidencing the indebtedness provides that the indebtedness is not superior in right of payment to the junior subordinated debentures or to other indebtedness which is equal with, or subordinated to, the junior subordinated debentures. However, the senior indebtedness will not be deemed to include:

  . any of our indebtedness that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

  .   any of our indebtedness to any of our subsidiaries;

  .   indebtedness to any of our employees; and

  .   any other debt securities issued pursuant to the indenture.

   We expect from time to time to incur additional indebtedness, and, except in certain circumstances, there is no limitation under the indenture on the amount of indebtedness we may incur. At June 30, 2002, we had consolidated senior indebtedness of approximately $307.9 million, excluding deposits but including federal funds purchased, short-term borrowed funds and $20.0 million outstanding under our revolving credit facility. We expect to incur additional senior indebtedness in the future.

Payment and Paying Agents

   Generally, payment of principal of and interest on the junior subordinated debentures will be made at the office of the indenture trustee in New York, New York. However, we have the option to make payment of any interest by:

  . check mailed to the address of the person entitled to payment at the address listed in the register of holders of the junior subordinated debentures; or

  . wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the junior subordinated debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on junior subordinated debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

   Any moneys deposited with the indenture trustee or any paying agent for the junior subordinated debentures, or then held by us in trust, for the payment of the principal of or interest on the junior subordinated debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on demand. The holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

   The indenture trustee will act as the registrar and the transfer agent for the junior subordinated debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar.

   If we prepay any of the junior subordinated debentures, neither we nor the indenture trustee will be required to:

  . issue, register the transfer of or exchange any junior subordinated debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of prepayment; or

  . transfer or exchange any junior subordinated debentures so selected for prepayment, except, in the case of any junior subordinated debentures being prepaid in part, any portion not to be prepaid.

Modification of Indenture

   We and the indenture trustee may, from time to time without the consent of the holders of the junior subordinated debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the junior subordinated debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding junior subordinated debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

  . change the stated maturity date or modify any of the terms of payment of the junior subordinated debentures except pursuant to our right under the indenture to reduce the stated maturity date or defer the payment of interest;

  . reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any supplemental indenture; or

  . otherwise materially impair or affect the interest of any holders of junior subordinated debentures or the trust preferred securities.

   As long as any of the trust preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the junior subordinated debentures and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the trust preferred securities.

Debenture Events of Default

   The indenture provides that any one or more of the following events with respect to the junior subordinated debentures that has occurred and is continuing constitutes an event of default under the indenture:

  . our failure to pay any interest on the junior subordinated debentures for 30 days after the due date, except where we have properly deferred the interest payment;

  . our failure to pay any principal on the junior subordinated debentures when due whether at maturity, upon prepayment, redemption or otherwise;

  . our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures; or

  .   our bankruptcy, insolvency or reorganization or dissolution of the trust.

   The holders of a majority of the aggregate outstanding principal amount of the junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures, may declare the principal due and payable immediately upon an event of default under the indenture. If an event of default occurs as a result of our bankruptcy, insolvency or reorganization, the junior subordinated debentures will immediately become due and payable without any notice. The holders of a majority of the outstanding principal amount of the junior subordinated debentures may rescind and annul the declaration of acceleration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee. The holders may not annul the declaration of acceleration and waive a default if the default is the non-payment of the principal of the junior subordinated debentures which has become due solely by the acceleration. Should the holders of the junior subordinated debentures fail to annul the declaration of acceleration and waive the default, the holders of at least 25% in aggregate liquidation amount of the trust preferred securities will have this right.

   If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the indenture relating to the junior subordinated debentures, to be immediately due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debentures.

   We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Trust Preferred Securities

   If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the junior subordinated debentures on the date on which the payment is due and payable, then a holder of trust preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the trust preferred securities.

   The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the junior subordinated debentures unless there has been an event of default under the declaration of trust.

Consolidation, Merger, Sale of Assets and Other Transactions

   We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

  . if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the junior subordinated debentures;

  . immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

  .   other conditions as prescribed in the indenture are met.

   Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the declaration of trust relating to a replacement of the trust would apply to such transaction. See "Description of the Trust Preferred Securities--Mergers, Consolidations, Amalgamations or Replacements of the Trust" on page S-29.

Satisfaction and Discharge

   The indenture provides that when all junior subordinated debentures not previously delivered to the indenture trustee for cancellation:

  . have become due and payable, or will become due and payable at maturity or called for prepayment within one year; and

  . we deposit or cause to be deposited with the indenture trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding junior subordinated debentures, including principal, and interest up to the prepayment date or the stated maturity date, then the indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and will be deemed to have satisfied and discharged the indenture.

Governing Law

   The indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

Information Concerning the Indenture Trustee

   The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

   We have agreed, pursuant to the indenture, for so long as trust preferred securities remain outstanding:

  . to maintain directly or indirectly 100% ownership of the trust common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the trust common securities;

  . not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required, except in connection with the distribution of the junior subordinated debentures to the holders of the trust securities in liquidation of the trust or in connection with certain mergers or consolidations permitted by the declaration of trust;

  .   to use our reasonable efforts to cause the trust:

     . to remain a statutory trust, except in connection with the distribution of junior subordinated debentures to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities, or certain mergers or consolidations, each as permitted by the declaration of trust, and

     . to otherwise continue to be classified as a grantor trust for United States federal income tax purposes; and

  . to use our reasonable efforts to cause each holder of trust preferred securities to be treated as owning an undivided beneficial interest in the junior subordinated debentures.

                              BOOK-ENTRY ISSUANCE

General

   DTC will act as securities depositary for the trust preferred securities and may act as securities depositary for all of the junior subordinated debentures in the event of the distribution of the junior subordinated debentures to the holders of trust preferred securities. Except as described below, the trust preferred securities will be issued only as registered securities in the name of Cede & Co. (DTC's nominee). One or more global trust preferred securities will be issued for the trust preferred securities and will be deposited with DTC.

   DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of trust preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the trust preferred securities on DTC's records. The ownership interest of each actual purchaser of each trust preferred security, referred to below as a "beneficial owner," is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased trust preferred securities. Transfers of ownership interests in the trust preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in trust preferred securities, except if use of the book-entry-only system for the trust preferred securities is discontinued.

   DTC will have no knowledge of the actual beneficial owners of the trust preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the trust preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices will be sent to Cede & Co. as the registered holder of the trust preferred securities. If less than all of the trust preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the declaration of trust.

   Although voting with respect to the trust preferred securities is limited to the holders of record of the trust preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to trust preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the trust preferred securities are credited on the record date.

Distribution of Funds

   The property trustee will make distribution payments on the trust preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositaries and Termination of Book-Entry System

   DTC may discontinue providing its services with respect to any of the trust preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the trust preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of trust preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the trust preferred securities will be printed and delivered.

                      DESCRIPTION OF THE TRUST GUARANTEE

   The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. The trust guarantee will be qualified as an indenture under the Trust Indenture Act. Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the trust guarantee for the benefit of the holders of the trust preferred securities. Prospective investors are urged to read the form of the trust guarantee, which has been filed as an exhibit to the registration statement of which this prospectus supplement and accompanying prospectus forms a part.

General

   We agree to pay in full on a subordinated basis, to the extent described in the trust guarantee, the guarantee payments (as defined below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

   The following payments with respect to the trust preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds legally available for those distributions, will be subject to the trust guarantee:

  . any accumulated and unpaid distributions required to be paid on the trust preferred securities;

  . with respect to any trust preferred securities called for redemption, the redemption price; and

  . upon a voluntary or involuntary dissolution, winding up or termination of the trust, other than in connection with the distribution of junior subordinated debentures to the holders of trust preferred securities in exchange for trust preferred securities, the lesser of:

     .   the amount of the liquidation distribution; and

     . the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.

   We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the trust preferred securities or by causing the trust to pay the amounts to the holders.

   The trust guarantee is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the junior subordinated debentures purchased by the trust, the trust will not have funds legally available to make the distributions and will not pay distributions on the trust preferred securities.

Status of the Guarantee

   The trust guarantee constitutes our unsecured obligation that ranks:

  . subordinate and junior in right of payment to all of our senior indebtedness to the same extent and in the same manner as the junior subordinated debentures;

  . equally with the junior subordinated debentures and other trust guarantees we may issue, including the junior subordinated debentures and the trust guarantee we issued in connection with the 9.28% Cumulative Trust Preferred Securities issued by Sterling Bancshares Capital Trust I on June 6, 1997, the junior subordinated debentures and the trust guarantee we issued in connection with the 9.20% Cumulative Trust Preferred Securities issued by Sterling Bancshares Capital Trust II on March 21, 2001, and the junior subordinated debentures and trust guarantee we issued in connection with the Floating Rate Capital Securities issued by Sterling Bancshares Statutory Trust One on August 30, 2002; and

  .   senior to our capital stock.

   Neither the indenture nor the declaration of trust limits the amounts of senior and subordinated debt that we may incur. The terms of the trust preferred securities provide that each holder of trust preferred securities by acceptance of those securities agrees to the subordination provisions and other terms of this trust guarantee.

   The trust guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of trust preferred securities may institute a legal proceeding directly against us to enforce their rights under the trust guarantee without first instituting a legal proceeding against any other person or entity.

   The trust guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the junior subordinated debentures to the holders of the trust preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the trust guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the trust guarantee.

Amendments

   Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities, in which case no vote will be required, the trust guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding trust preferred securities.

Events of Default; Remedies

   An event of default under the trust guarantee will occur upon our failure to make any required guarantee payments or to perform any other obligations under the trust guarantee. The holders of a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the trust guarantee.

   Any holder of trust preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the trust guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

   We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the trust guarantee.

Termination of the Guarantee

   The trust guarantee will terminate and be of no further force and effect upon the first to occur of:

  .   full payment of the redemption price of the trust preferred securities;

  . upon liquidation of the trust and the distribution of the junior subordinated debentures to the holders of the trust securities; or

  . upon liquidation of the trust and the full payment of the amounts payable to the holders of the trust securities in accordance with the declaration of trust.

   If at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the trust guarantee, the trust guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

   The guarantee trustee, other than during the occurrence and continuance of our default in performance of the trust guarantee, undertakes to perform only those duties as are specifically set forth in the trust guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the trust guarantee at the request of any holder of any trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

   The trust guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

              RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
          THE JUNIOR SUBORDINATED DEBENTURES AND THE TRUST GUARANTEE

Full and Unconditional Guarantee

   We irrevocably guarantee, as and to the extent described in this prospectus supplement and the accompanying prospectus, payments of distributions and other amounts due on the trust preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the junior subordinated debentures, the indenture, the declaration of trust and the trust guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a trust guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the trust preferred securities.

   If and to the extent that we do not make payments on the junior subordinated debentures, the trust will not pay distributions or other amounts due on the trust preferred securities. The trust guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of trust preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the trust guarantee are subordinated and junior in right of payment to all of our other indebtedness.

Sufficiency of Payments

   As long as payments of interest and other payments are made when due on the junior subordinated debentures, these payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

  . the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and the trust common securities;

  . the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  . we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities; and

  . the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Enforcement Rights of Holders of Trust Preferred Securities

   If we fail to make interest or other payments on the junior subordinated debentures when due, taking account of any extension period, the declaration of trust allows the holders of the trust preferred securities to direct the property trustee to enforce its rights under the junior subordinated debentures. If the property trustee fails to enforce these rights, any holder of trust preferred securities may directly sue us to enforce these rights without first suing the property trustee or any other person or entity.

   A holder of trust preferred securities may institute a direct legal action against us if a declaration of trust event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the junior subordinated debentures on the date the interest or principal is otherwise payable. A direct action may be brought without first
(1) directing the property trustee to enforce the terms of junior subordinated debentures or (2) suing us to enforce the property trustee's rights under the junior subordinated debentures. In connection with that direct action, we will be subrogated to the rights of the holder of trust preferred securities under the declaration of trust to the extent of any payment made by us to that holder of the trust preferred securities. Consequently, we will be entitled to payment of amounts that a holder of trust preferred securities receives in respect of an unpaid distribution to the extent that the holder receives or has already received full payment relating to that unpaid distribution from a trust.

Limited Purpose of the Trust

   The trust preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in junior subordinated debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a trust preferred security and the rights of a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us the principal amount of and interest accrued on junior subordinated debentures held, while a holder of trust preferred securities is entitled to receive distributions from the trust (or from us under the trust guarantee) if and to the extent the trust has funds legally available for the payment of the distributions.

Rights Upon Termination

   Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the junior subordinated debentures, the holders of the trust preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Termination" on page S-27. Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior indebtedness, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the trust guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities, the positions of a holder of the trust preferred securities and a holder of the junior subordinated debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

   The following discussion of the material federal income tax considerations that may be relevant to the purchasers of trust preferred securities, insofar as the discussion relates to matters of law and legal conclusions, represents the opinion of Andrews & Kurth L.L.P., counsel to Sterling Bancshares and the trust. The conclusions expressed in this discussion are based upon current provisions of the Internal Revenue Code of 1986, as amended, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of trust preferred securities may differ from the treatment described below.

   No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of trust preferred securities. Unless otherwise stated, the discussion deals only with trust preferred securities held as capital assets by holders who purchase the trust preferred securities on their original issue at their initial offering price.

   The discussion has only limited application to dealers in securities, corporations, or partnerships and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the trust preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or except to the extent described below, non-U.S. holders.

   The following discussion also does not address the tax consequences to shareholders, partners or beneficiaries of a holder of trust preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the trust preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of trust preferred securities with regard to the particular tax consequences specific to that investor, as may vary for investors in different tax situations, which are not addressed in this discussion.

Classification of the Junior Subordinated Debentures

   We will treat the junior subordinated debentures for federal income tax purposes as indebtedness of Sterling Bancshares, and, by acceptance of a preferred security, you, as a holder, covenant to treat the junior subordinated debentures as indebtedness and the trust preferred securities as evidence of an indirect beneficial ownership interest in the junior subordinated debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service or, if challenged, that it will not be successful. The remainder of this discussion assumes that the junior subordinated debentures will be classified for federal income tax purposes as indebtedness of Sterling Bancshares.

Classification of the Trust

   Andrews & Kurth L.L.P., counsel for Sterling Bancshares and the trust, has rendered its opinion that, under current law and assuming full compliance with the terms of the declaration of trust and indenture, and based on facts and assumptions contained in that opinion, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

   Accordingly, for federal income tax purposes, you, as a holder of trust preferred securities will be treated as owning an undivided beneficial interest in the junior subordinated debentures, and you will be required to include in your gross income any interest with respect to the junior subordinated debentures at the time that interest is accrued or is received, in accordance with your method of accounting. If the junior subordinated debentures were determined to be subject to the original issue discount or "OID" rules, you, as a holder would instead be required to include in your gross income any OID accrued with respect to your allocable share of the junior subordinated debentures whether or not cash was actually distributed to you.

Interest Payment Period and Original Issue Discount

   A debt instrument will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored.

   Under applicable Treasury regulations, debt instruments such as the junior subordinated debentures, which are issued at face value will not be considered issued with OID, even if their issuer can defer payments of interest, if the likelihood of any deferral is remote. Because the exercise of our option to defer the payment of stated interest on the junior subordinated debentures would prevent us from declaring dividends on any class of equity, we believe that the likelihood of exercising our option to defer payments is remote. As a result, we intend to take the position that the junior subordinated debentures will not be treated as issued with OID. Accordingly, based on that position, stated interest on the junior subordinated debentures generally will be included in your income as ordinary income at the time it is paid or accrued in accordance with your regular method of accounting. Because these Treasury regulations have not been interpreted by any court decisions or addressed in any ruling or other pronouncements issued by the IRS, it is possible that the IRS could take a contrary position.

   If the likelihood that we would exercise the option to defer any payment of interest was determined not to be "remote" or if we actually exercise our option to defer the payment of interest, the junior subordinated debentures would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the junior subordinated debentures remained outstanding. In that event, all of your taxable interest income in respect of the junior subordinated debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to that income, regardless of your method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, you, as a holder of trust preferred securities would be required to include any OID in gross income even though we would not make any actual cash payments during an extension period.

   Because income on the trust preferred securities will constitute interest income for federal income tax purposes, corporate holders of trust preferred securities will not be entitled to a dividends-received deduction with respect to that income.

Market Discount and Acquisition Premium

   Holders of trust preferred securities other than a holder who purchased the trust preferred securities upon original issuance or who purchased for a price other than the first price at which a substantial amount of the trust preferred securities were sold for money other than to a bond house, broker, or other person acting as an underwriter, placement agent or wholesaler may be considered to have acquired their undivided interests in the junior subordinated debentures with "market discount" or "acquisition premium" as these phrases are defined for federal income tax purposes. These holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the trust preferred securities.

Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust

   If we exercise our right to dissolve the trust and cause the junior subordinated debentures to be distributed on a ratable basis to the holders of trust preferred securities, that distribution would be treated as a nontaxable event to the holders. In that event, each holder of trust preferred securities would have an aggregate tax basis in the junior subordinated debentures received in the liquidation equal to the holder's aggregate tax basis in the trust preferred securities immediately before the distribution. A holder's holding period in junior subordinated debentures received in liquidation of the trust would include the period during which the holder held the trust preferred securities. If, however, the trust is characterized, for federal income tax purposes, as an association taxable as a corporation at the time it is dissolved, the distribution would likely constitute a taxable event to holders of the trust preferred securities.

   If the junior subordinated debentures are redeemed for cash and the proceeds of the redemption are distributed to holders in redemption of their trust preferred securities, the redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed trust preferred securities, and, for federal income tax purposes, a holder should recognize gain or loss as if the holder sold the trust preferred securities for cash.

Disposition of Trust Preferred Securities

   A holder that sells trust preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the trust preferred securities and the holder's adjusted tax basis in the trust preferred securities, except to the extent of any amount received in respect of accrued but unpaid interest not previously included in income. A holder's adjusted tax basis in the trust preferred securities generally will be its initial purchase price increased by any OID and market discount previously includible in the holder's gross income to the date of disposition and decreased by any premium amortization and payments received on the trust preferred securities in respect of OID to the date of disposition. This gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if the trust preferred securities have been held for more than one year at the time of sale.

   The trust preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures. A holder that disposes of its trust preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the junior subordinated debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying junior subordinated debentures deemed disposed of. Any OID included in income will increase a holder's adjusted tax basis as discussed above. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Effect of Possible Changes in Tax Laws

   On January 24, 2002, Representative Charles B. Rangel introduced proposed legislation in the U.S. House of Representatives known as the "Emergency Worker and Investor Protection Act of 2002." The legislation was introduced in the wake of the highly-publicized bankruptcy filing by Enron Corp. and would, among other things, disallow a deduction for federal income tax purposes for certain indebtedness, including in the case of an SEC registrant:

  . any indebtedness of such registrant if such indebtedness is not shown in the certified annual report as part of the total liabilities of such registrant; and

  . any indebtedness of an off-balance-sheet entity if the proceeds from the issuance of such indebtedness are used directly or indirectly to acquire stock (or other ownership interest) in such registrant.

   If either of the foregoing provisions is determined to apply to the junior subordinated debentures, we might be unable to deduct interest payments on the junior subordinated debentures. This legislation is proposed to be effective for instruments issued after the date of enactment of such legislation. We currently intend to issue the trust preferred securities and related junior subordinated debentures prior to the enactment of such legislation. Further, we intend to treat the junior subordinated debentures as liabilities in our certified annual report. Consequently, as drafted, this legislation would not affect the trust preferred securities or junior subordinated debentures or otherwise result in a Tax Event, which term is defined on page S-25. However, there can be no assurance that the proposed legislation, final legislation or any other future legislative proposal will not adversely affect our ability to deduct interest on the junior subordinated debentures or otherwise affect the tax treatment of the transactions described in this prospectus supplement. Such a change could, if applicable to the junior subordinated debentures or trust preferred securities, give rise to a Tax Event, which would permit us to cause a redemption of the trust preferred securities.

Backup Withholding and Information Reporting

   Interest paid, or, if applicable, OID accrued, on the trust preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the IRS on

Forms 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the trust preferred securities may be subject to a "backup" withholding tax (currently at 30%) unless the holder complies with certain identification and other requirements.

   Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

Non-U.S. Holders

   For purposes of this discussion, a "non-U.S. holder" is any person other than:

  .   a citizen or resident of the United States;

  . a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; or

  . a trust if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions.

   Generally, payments made to a non-U.S. holder of trust preferred securities will not be subject to U.S. withholding taxes. However, for the exemption from withholding taxes to apply, the holder must meet one of the following requirements.

  . The holder provides a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which the holder holds its trust preferred securities. Form W-8BEN contains the holder's name, address and a statement that the holder is the beneficial owner of the trust preferred securities and that the holder is not a U.S. holder.

  . The holder holds its trust preferred securities directly through a "qualified intermediary," and the qualified intermediary has sufficient information in its files indicating that the holder is not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that is either a U.S. or non-U.S. entity, is acting out of a non-U.S. branch or office and has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

  . The holder is entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and the holder's country of residence. To claim this exemption, the holder must generally complete Form W-8BEN and fill out Part II of the form to state its claim for treaty benefits. In some cases, the holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

  . The interest income paid to a holder of trust preferred securities is effectively connected with the conduct of the holder's trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, the holder must complete Form W-8ECI.

   Even if the holder meets one of the above requirements, interest paid to the holder will be subject to withholding tax under any of the following circumstances:

  . The withholding agent or an intermediary knows or has reason to know that the holder is not entitled to an exemption from withholding tax. Specific rules apply for this test.

  . The IRS notifies the withholding agent that information that the holder or an intermediary provided concerning its status is false.

  . An intermediary through which the holder holds the trust preferred securities fails to comply with the procedures necessary to avoid withholding taxes on the trust preferred securities. In particular, an intermediary is generally required to forward a copy of the holder's Form W-8BEN (or other documentary information concerning such holder's status) to the withholding agent for the trust preferred securities. However, if the holder holds its trust preferred securities through a qualified intermediary--or if there is a qualified intermediary in the chain of title between such holder and the withholding agent for the trust preferred securities--the qualified intermediary will not generally forward this information to the withholding agent.

  . The holder owns 10% or more of the voting stock of Sterling Bancshares, is a "controlled foreign corporation" with respect to Sterling Bancshares, or is a bank making a loan in the ordinary course of its business. In these cases, the holder will be exempt from withholding taxes only if it is eligible for a treaty exemption or if the interest income is effectively connected with such holder's conduct of a trade or business in the U.S., as discussed above.

   Interest payments made to a holder of trust preferred securities will generally be reported to the IRS and to the holder on Form 1042-S. However, this reporting does not apply to a holder if the holder holds its trust preferred securities directly through a qualified intermediary and the applicable procedures are complied with or the holder files Form W-8ECI.

   The rules regarding withholding are complex and vary depending on the holder's individual situation. They are also subject to change, and certain transition rules apply. In addition, special rules apply to certain types of non-U.S. holders of trust preferred securities, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. Holders should consult with their tax advisor regarding the specific methods for satisfying these requirements.

   In addition, a non-U.S. holder of trust preferred securities will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of trust preferred securities unless the gain is connected with a trade or business that the holder conducts in the United States or the holder is an individual, present in the United States for at least 183 days during the year in which such holder disposes of the trust preferred securities and certain other conditions are met.

Estate Taxes

   If a non-U.S. holder is an individual, the holder's trust preferred securities will not be subject to U.S. estate tax when such holder dies. However, this rule only applies if, at the holder's death, payments on the trust preferred securities were not connected to a trade or business that the holder was conducting in the U.S.

   This federal income tax discussion is included for general information only and may not be applicable depending upon the particular situation of a holder of trust preferred securities. Holders of trust preferred securities should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the trust preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws and particularly with regard to the tax consequences which vary for investors in different tax situations.

                             ERISA CONSIDERATIONS

   Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or Section 4975 of the Internal Revenue Code, generally may purchase trust preferred securities, subject to the investing fiduciary's determination that the investment in trust preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

   In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of trust preferred securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Internal Revenue Code, unless the trust preferred securities are acquired pursuant to and in accordance with an applicable exemption.

   As a result, plans with respect to which we or any of our affiliates or any of its affiliates is a party in interest or a disqualified person should not acquire trust preferred securities unless the trust preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or
Section 4975 of the Internal Revenue Code proposing to acquire trust preferred securities should consult with their own counsel.

                                 UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement among us, the trust, Legg Mason Wood Walker, Incorporated and Stifel, Nicolaus & Company, Incorporated, the underwriters have severally agreed to purchase from the trust, and the trust has agreed to sell to them, an aggregate of 1,250,000 trust preferred securities in the amounts set forth below opposite their respective names.

                                                       Number of
                                                         trust
                                                       preferred
                            Underwriters               securities
                            ------------               ----------
              Legg Mason Wood Walker, Incorporated....   750,000
              Stifel, Nicolaus & Company, Incorporated   500,000
                                                       ---------
                 Total................................ 1,250,000
                                                       =========

   Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the trust preferred securities, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the trust preferred securities, and to various other conditions contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

   The table below shows the price and proceeds on a per security and aggregate basis. The proceeds to be received by the trust, as shown in the table below, do not reflect the underwriting commissions set forth on the cover page of this prospectus supplement or estimated expenses of $230,000, in each case payable by us. As set forth in the table below, the underwriters have agreed to waive the sales concession of $0.50 otherwise payable by us for 10,000 trust preferred securities sold in this offering for which we directed the sale, resulting in total underwriting commissions of $1,166,875 to be paid by us. See "Use of Proceeds" on page S-18.

                                                                                       Per Trust
                                                                                       Preferred
                                                                                       Security     Total
                                                                                       --------- -----------
Public Offering Price.................................................................  $ 25.00  $31,250,000
Underwriting fees to be paid by Sterling Bancshares...................................  $0.9375  $ 1,162,500
Underwriting fees to be paid by Sterling Bancshares for sales to persons identified by
  Sterling Bancshares.................................................................  $0.4375  $     4,375
Proceeds to Sterling Bancshares Capital Trust III.....................................  $ 25.00  $31,250,000

   The underwriters propose to offer the trust preferred securities in part directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain securities dealers (who may include the underwriters) at this price, less a sales concession not in excess of $0.50 per trust preferred security. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $0.45 per trust preferred security to certain brokers and dealers. After the trust preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

   The offering of the trust preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the trust preferred securities.

   We and the trust have agreed to indemnify the several underwriters against several liabilities, including liabilities under the Securities Act of 1933. Generally, the indemnification provisions in the underwriting agreement provide for full indemnification of the underwriters in actions related to the disclosure in this prospectus supplement and the accompanying prospectus unless such disclosure was provided by the underwriters specifically for use in this prospectus supplement or the accompanying prospectus.

   The trust preferred securities have been approved for inclusion in the Nasdaq National Market, and trading will commence on or around the delivery of the trust preferred securities. The underwriters have advised the trust that they presently intend to make a market in the trust preferred securities after the commencement of trading on Nasdaq, but no assurances can be made as to the liquidity of the trust preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations among our representatives and the underwriters, and the offering price of the trust preferred securities may not be indicative of the market price following the offering. The underwriters will have no obligation to make a market in the trust preferred securities, however, and may cease market-making activities, if commenced, at any time.

   In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the trust preferred securities during and after the offering, such as the following:

  . the underwriters may over-allot or otherwise create a short position in the trust preferred securities for their own account by selling more trust preferred securities than have been sold to them;

  . the underwriters may elect to cover any short position by purchasing trust preferred securities in the open market;

  . the underwriters may stabilize or maintain the price of the trust preferred securities by bidding;

  .   the underwriters may engage in passive market making transactions; and

  . the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if trust preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

   The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the trust preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected in the Nasdaq National Market or otherwise, and, if commenced, may be discontinued at any time.

   Because the National Association of Securities Dealers, Inc. may view the trust preferred securities as interests in a direct participation program, the offer and sale of the trust preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.

   Certain of the underwriters and their affiliates have, from time to time, performed investment banking and other services for us in the ordinary course of business and have received fees from us for their services.

                                 LEGAL MATTERS

   The validity of the junior subordinated debentures and the trust guarantee will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas. The validity of the trust preferred securities will be passed upon for the trust by Andrews & Kurth L.L.P., special counsel to the trust. Certain legal matters will be passed upon for the underwriters by Bracewell & Patterson, L.L.P., Houston, Texas. Andrews & Kurth L.L.P. and Bracewell & Patterson, L.L.P. will rely upon the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law.

                                    EXPERTS

   The consolidated financial statements of Sterling Bancshares, Inc. incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Prospectus
                                  $60,000,000

                     Sterling Bancshares Capital Trust II
                     Sterling Bancshares Capital Trust III
                          Trust Preferred Securities
                                 Guaranteed by

                           [STERLING BANCSHARES LOGO]

                                  The Trusts:

   The trusts are Delaware business trusts and wholly owned subsidiaries of Sterling Bancshares, Inc. Each trust may in one or more offerings:

  . offer and sell trust preferred securities representing undivided beneficial interests in the assets of the trust to the public;

  . offer and sell trust common securities representing undivided beneficial interests in the assets of the trust to Sterling Bancshares, Inc.;

  . use the proceeds from these sales to buy an equal principal amount of junior subordinated debentures of Sterling Bancshares, Inc.; and

  . distribute the cash payments it receives on the junior subordinated debentures it owns to the holders of the trust preferred and trust common securities.

                                Distributions:

  . For each trust preferred security that you own, you will receive cumulative cash distributions at a rate set forth in the applicable prospectus supplement on the liquidation amount of the trust preferred security. The liquidation amount per trust preferred security will be set forth in the applicable prospectus supplement.

                              Limited Guarantee:

  . Sterling Bancshares, Inc. will provide a limited guarantee of the payment by the trust of distributions on the trust preferred securities and upon liquidation and redemption.

   The aggregate initial offering price of the trust preferred securities that the trusts offer by this prospectus will not exceed $60,000,000. The trusts will offer the trust preferred securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. We will provide specific terms of the trust preferred securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

   The trust preferred securities are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                        Prospectus dated March 6, 2001

                               TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
About This Prospectus..............................................................................   1
Where You Can Find More Information about Sterling Bancshares, Inc.................................   1
Forward-Looking Statements.........................................................................   2
Sterling Bancshares, Inc...........................................................................   3
The Trusts.........................................................................................   4
Accounting Treatment...............................................................................   6
Risk Factors.......................................................................................   6
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends.........................   8
Use of Proceeds....................................................................................   9
Regulation and Supervision.........................................................................   9
Description of the Trust Preferred Securities......................................................  10
Description of the Junior Subordinated Debentures..................................................  11
Description of the Trust Guarantees................................................................  16
Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Trust
  Guarantees.......................................................................................  19
Description of Capital Stock.......................................................................  21
Plan of Distribution...............................................................................  22
Legal Opinions.....................................................................................  23
Experts............................................................................................  23

                             ABOUT THIS PROSPECTUS

   This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

   This prospectus is part of a registration statement that we, Sterling Bancshares Capital Trust II and Sterling Bancshares Capital Trust III filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may from time to time issue guarantees and junior subordinated debentures to the trusts as described in this prospectus and the trust may sell the trust preferred securities described in this prospectus in one or more offerings up to a total dollar amount of $60,000,000. This prospectus provides you with a general description of the securities that we and the trusts may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the heading "Where You Can Find More Information about Sterling Bancshares, Inc."

      WHERE YOU CAN FIND MORE INFORMATION ABOUT STERLING BANCSHARES, INC.

   Sterling Bancshares files annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings are available to the public over the Internet or at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the trust preferred securities registered pursuant to the registration statement of which this prospectus is a part:

  .   Our Annual Report on Form 10-K for the fiscal year ended December 31,
      1999;

  .   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

  .   Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

  .   Our Quarterly Report on Form 10-Q for the quarter ended September 30,
      2000;

  .   Our Current Report on Form 8-K filed on May 5, 2000; and

  . Our Current Report on Form 8-K filed on October 30, 2000, announcing the execution of an agreement and plan of merger on October 23, 2000, by CaminoReal Bancshares of Texas, Inc. and Sterling Bancshares Inc. providing for the merger of CaminoReal Bancshares with Sterling Bancshares.

  . Our Current Report on Form 8-K filed on March 2, 2001, announcing the execution of an agreement and plan of merger on March 1, 2001, by Lone Star Bancorporation, Inc. and Sterling Bancshares, Inc. providing for the merger of Lone Star Bancorporation with Sterling Bancshares.

   You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning us at our principal executive offices located at the following address:

                           Sterling Bancshares, Inc.
                            15000 Northwest Freeway
                             Houston, Texas 77040
                                (713) 466-8300

   You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of theses securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                          FORWARD-LOOKING STATEMENTS

   Some information in this prospectus, any prospectus supplement and the documents we have incorporated by reference may contain forward-looking statements. The words "anticipate," "believe," "continue," "expect," "estimate," "intend," "may," "will," "should" and similar words identify forward-looking statements. These statements discuss future expectations, activities or events. Important factors that could cause actual results or developments to differ materially from estimates or projections contained in forward-looking statements include:

  . general business and economic conditions in the markets we serve may be less favorable than anticipated;

  . changes in market rates and prices may impact the value of securities, loans, deposits and other financial instruments;

  . legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry;

  . competitive factors including product and pricing pressures among financial services organizations may increase;

  . our ability to expand and grow our business and operations, including the acquisition of additional banks, and our ability to realize the cost savings and revenue enhancements we expect from such acquisitions; and

  .   fiscal and governmental policies of the United States federal government.

   For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read our Annual Report on Form 10-K.

   A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                           STERLING BANCSHARES, INC.

   Sterling Bancshares, Inc., headquartered in Houston, Texas, is a bank holding company that provides commercial and retail banking services primarily in the Houston metropolitan area through the banking offices of Sterling Bank, a banking association chartered under the laws of the State of Texas. We also provide mortgage banking services through our 80%-owned subsidiary, Sterling Capital Mortgage Company. At September 30, 2000, we had total assets of $2.04 billion, deposits of $1.52 billion and shareholders' equity of $151.7 million.

   We manage our commercial banking and mortgage banking segments separately because each business requires different marketing strategies and each offers different products and services. Through Sterling Bank, we provide a wide range of retail and commercial banking services which include:

  .   demand, savings and time deposits;

  .   commercial, real estate and consumer loans;

  .   merchant credit card services;

  .   letters of credit; and

  .   cash and asset management services.

   We also offer brokerage, mutual funds, alternative financing and insurance products to our customers through third party vendors. We provide our broad line of financial services to small and medium-sized businesses and consumers through our full service banking offices. We use a decentralized management approach which gives the senior management located at each of our banking offices the ability to exercise substantial authority over credit and pricing issues. Larger credits require loan committee approval.

   In our lending activities at Sterling Bank, we focus primarily on commercial loans and owner-occupied real estate loans to local businesses with annual sales ranging from $300,000 to $30,000,000. Typically, our customers' financing requirements range from $50,000 to $500,000. We do not seek loans of more than $2 million but we will consider larger lending relationships which involve exceptional levels of credit quality. Sterling Capital Mortgage originates, sells, and services single family residential mortgages. Sterling Capital Mortgage has production offices in Texas, Illinois, Arizona, Washington, Oregon, Nevada, Virginia, Colorado, Kentucky and California.

   Our principal executive offices are located at 15000 Northwest Freeway, Houston, Texas 77040, and our telephone number at that address is (713) 466-8300.

Recent Developments

  Merger with CaminoReal Bancshares of Texas, Inc.

   On October 23, 2000, we entered into a definitive agreement to acquire CaminoReal Bancshares of Texas, Inc., headquartered in San Antonio, Texas, and its subsidiary bank, CaminoReal Bank, National Association, for an aggregate cash purchase price of $51.8 million. The shareholders of CaminoReal Bancshares approved the merger with us on February 15, 2001. We have received the necessary regulatory approvals and consents from applicable regulatory agencies required to complete the merger. The approvals require us to wait until the expiration of the waiting period before closing the acquisition. The waiting period expires on March 14, 2001.

   We expect to close our acquisition of CaminoReal Bancshares during the first quarter of 2001, and anticipate completing operational integration of CaminoReal Bank and Sterling Bank in the second quarter of 2001.

   CaminoReal Bancshares is privately held and is the bank holding company of CaminoReal Bank, National Association, which operates four bank offices in San Antonio and four banking offices in the South Texas cities of Eagle Pass, Carrizo Springs, Crystal City, and Pearsall. As of September 30, 2000, CaminoReal Bancshares had total assets of $291 million, loans of $149 million, deposits of $256 million and pro forma shareholders' equity of $24.7 million.

Merger with Lone Star Bancorporation, Inc.

   On March 1, 2001, we entered a definitive agreement to acquire Lone Star Bancorporation, Inc. and its subsidiary bank, Lone Star Bank, headquartered in Houston, Texas. We will issue approximately 1.76 million shares of our common stock to the shareholders of Lone Star Bancorporation and assume up to $2 million in indebtedness. We will not complete the merger unless customary closing conditions are satisfied or waived including:

  . the qualification of the transaction for pooling of accounting treatment and our receipt of an opinion of Lone Star Bancorporation's accountants satisfactory to us confirming the availability of pooling of accounting,

  . receipt of necessary regulatory approvals and consents from applicable regulatory agencies including the Federal Reserve Board, the Commissioner of the Texas Department of Banking and the Federal Deposit Insurance Corporation, which approvals may not impose conditions or restrictions on us that would, in our good faith judgment, adversely impact the transaction, and

  .   approval of the shareholders of Lone Star Bancorporation.

   Lone Star Bancorporation is privately held and is the bank holding company of Lone Star Bank, which operates four banking offices in the Houston metropolitan area. As of December 31, 2000, Lone Star Bank had total assets of $152.3 million, loans of $116.9 million, and deposits of $141.4 million.

   We intend to pursue further acquisitions of banks whose operations are consistent with our business banking philosophy. We believe that opportunities exist to expand our banking presence into other major Texas urban markets. However, we may not be able to identify suitable banks for acquisition, may not be able to successfully complete future acquisitions and once completed, we may not be able to successfully integrate our operations or realize anticipated cost savings.

                                  THE TRUSTS

   Sterling Bancshares formed each trust as a statutory business trust created under Delaware law through the filing of a certificate of trust with the Delaware Secretary of State. Each trust's business is defined in a declaration of trust which has been executed by Sterling Bancshares, Inc., as sponsor for each of the trusts, and the trustees, as defined below, for each of the trusts. Each declaration of trust will be amended and restated before any sale by that trust of trust preferred securities and will be in substantially the form filed as an exhibit to the registration statement, of which this prospectus is a part.

   Sterling Bancshares will own all of the trust common securities of each trust, which will have an aggregate liquidation value equal to at least 3% of the total capital of each trust. The trust preferred securities to be issued to the public will represent the remaining percentage of each trust's total capitalization. The trust common securities of each trust will have terms substantially equal to, and will rank equal in priority of payment with, the trust preferred securities. However, if Sterling Bancshares defaults on the subordinated debt securities owned by a trust or another event of default under the applicable declaration of trust occurs, then, so long as the default continues, cash distributions and liquidation, redemption and other amounts payable or deliverable on the trust common and preferred securities of that trust must be paid or delivered to holders of the trust preferred securities of that trust before any amounts are paid or delivered to the holders of the trust common securities of that trust. Sterling Bancshares will guarantee that the trust will use its assets to pay the distributions on the trust preferred securities as described in this prospectus under "Description of the Trust Guarantees."

   Each trust exists for the exclusive purposes of:

  . issuing and selling the trust preferred securities and the trust common securities;

  . investing the gross proceeds from the sale of the trust preferred securities and trust common securities in junior subordinated debentures issued by Sterling Bancshares; and

  . engaging in only those other activities necessary or incidental to these purposes.

   Sterling Bancshares, as holder of the trust common securities of each trust, will appoint the trustees of that trust. Unless otherwise specified in the applicable prospectus supplement, the five trustees that will conduct each trust's business and affairs will consist of:

  . three of Sterling Bancshares' employees, officers or affiliates, as administrative trustees;

  .   Bankers Trust Company, as property trustee; and

  . Bankers Trust (Delaware), an affiliate of Bankers Trust Company, as Delaware trustee.

   Bankers Trust Company also serves as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act of 1939, the guarantee trustee under Sterling Bancshares' guarantee in favor of the holders of trust preferred securities and debt trustee under the indenture related to Sterling Bancshares' subordinated debt securities. The property trustee holds title to Sterling Bancshares' subordinated debt securities for the benefit of the holders of each trust's trust common and trust preferred securities. The property trustee has the power to exercise all rights, powers and privileges under each indenture as holder of Sterling Bancshares' subordinated debt securities. In addition, unless a separate paying agent is appointed by Sterling Bancshares, the property trustee maintains exclusive control of a segregated, non interest-bearing bank account to hold all payments made in respect of Sterling Bancshares' subordinated debt securities for the benefit of the holders of each trust's trust common and trust preferred securities. The property trustee makes payments of distributions and payment on liquidation, redemption and otherwise to the holders of each trust's trust common and trust preferred securities out of funds from each trust's bank account. Sterling Bancshares, as a direct or an indirect holder of all of each trust's trust common securities, has the right to appoint, remove or replace any administrative trustee and to increase or decrease the number of administrative trustees. Sterling Bancshares pays all fees and expenses related to each trust and each offering of trust common securities and trust preferred securities.

   The rights of the holders of each trust's trust preferred securities, including economic rights, rights to information and voting rights, will be set forth in the amended and restated declaration relating to each trust and in the Delaware Business Trust Act. Each declaration of trust, each indenture and each Sterling Bancshares guarantee will also incorporate by reference terms of the Trust Indenture Act. Each declaration of trust, each indenture and each Sterling Bancshares guarantee will be qualified under the Trust Indenture Act.

   The prospectus supplement relating to the trust preferred securities of a trust will provide further information concerning that trust.

   No separate financial statements of any trust are included in this prospectus. Sterling Bancshares considers such statements not to be material to holders of the trust preferred securities because no trust has any independent operations, and the sole purpose of each trust is investing the proceeds from the sale of its trust securities in subordinated debt securities of Sterling Bancshares. Sterling Bancshares does not expect that any of the trusts will be filing annual, quarterly or special reports with the SEC.

   The office of the Delaware trustee for each trust in the State of Delaware is 1011 Centre Road, Suite 200, Wilmington, Delaware 19805. The principal place of business of each trust is c/o Sterling Bancshares, Inc., 15000 Northwest Freeway, Houston, Texas 77040, and its telephone number is (713) 466-8300.

                             ACCOUNTING TREATMENT

   Each trust will be treated as a subsidiary of Sterling Bancshares for financial reporting purposes. Accordingly, Sterling Bancshares' consolidated financial statements will include the accounts of each trust. The trust preferred securities, along with other trust preferred securities that Sterling Bancshares guarantees on an equivalent basis, will be presented as a separate line item in Sterling Bancshares' consolidated balance sheets. Sterling Bancshares will record distributions that each trust pays on the trust preferred securities as an expense in its consolidated statement of income.

                                 RISK FACTORS

   Because the trusts will rely on the payments they receive on the junior subordinated debentures issued by Sterling Bancshares to fund all payments on the trust preferred securities, and because the trusts may distribute the junior subordinated debentures in exchange for the trust preferred securities, you are making an investment decision that relates to the junior subordinated debentures of Sterling Bancshares as well as the trust preferred securities of the trusts.

   You should carefully review the information in this base prospectus as well as the information contained in the prospectus supplement for a particular offering with respect to the risks involved in an investment in the trust preferred securities.

Our profitability depends significantly on local economic conditions.

   Our success depends primarily on the general economic conditions of the Houston metropolitan area. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in the Houston metropolitan area. Houston's local economic conditions have a significant impact on our commercial, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions, such as inflation, recession, unemployment and other factors beyond our control will impact these local economic conditions and will negatively affect the financial results of our banking operations. In addition, since Houston remains largely dependent on the energy industry, a downturn in the energy industry and energy-related businesses could adversely affect our results of operations and financial condition.

We rely on an owner-operated business market.

   We target our business development and marketing strategy primarily to serve the banking and financial needs of owner-operated businesses with credit needs of up to $2 million. These owner-operated businesses represent a major sector of the Houston and national economies. If general economic conditions negatively impact this economic sector in the Houston metropolitan area, our results of operations and financial condition will be significantly affected.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

   Our loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant credit losses which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the size of the allowance, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance would materially decrease our net income.

   In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our loan allowance as required by these regulatory agencies could have a negative effect on us.

Fluctuations in interest rates could reduce our profitability.

   We realize income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this "gap" will work against us, and our earnings may be negatively affected.

   We are unable to predict fluctuations of market interest rates, which are affected by the following factors:

  .   inflation;

  .   recession;

  .   a rise in unemployment;

  .   tightening money supply; and

  . international disorder and instability in domestic and foreign financial markets.

   Our asset-liability management strategy, which is designed to control our risk from changes in market interest rates, may not be able to prevent changes in interest rates from having a material adverse effect on our results of operation and financial condition.

Competition with other financial institutions could adversely affect our profitability.

   We face vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our results of operations and financial condition.

We may not be able to maintain our historical growth rate which may adversely impact our results of operations and financial condition.

   To achieve our growth, we have completed various acquisitions and opened additional branches in the past few years. We may not be able to sustain our historical rate of growth or may not even be able to grow at all. We may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new branch offices. A significant decrease in our historical rate of growth may adversely impact our results of operation and financial condition.

We may be unable to complete acquisitions, and once complete, may not be able to integrate our acquisitions successfully.

   Our growth strategy is dependent on our ability to acquire other financial institutions. On October 23, 2000, we entered into a definitive agreement to acquire CaminoReal Bancshares, Inc., headquartered in San Antonio,

Texas, and its subsidiary bank, CaminoReal Bank, National Association. We will complete the acquisition of CaminoReal Bancshares only if all of the closing conditions are met, including expiration of the waiting period required by the regulatory approval. On March 1, 2001, we entered into a definitive agreement to acquire Lone Star Bancorporation, Inc., headquartered in Houston, Texas, and its subsidiary bank, Lone Star Bank. We will complete the acquisition of Lone Star Bancorporation only if all closing conditions are met, including qualification of the transaction for pooling of accounting treatment, receipt of regulatory approval and approval of its shareholders.

   We may not be able to complete this and any future acquisitions, and, if completed, we may not be able to successfully integrate the operations, management, products and services of the entities we acquire. Following each acquisition, we must expend substantial managerial, operating, financial and other resources to integrate these entities. In particular, we may be required to install and standardize adequate operational and control systems, deploy or modify equipment, implement marketing efforts in new as well as existing locations and employ and maintain qualified personnel. Our failure to successfully integrate the entities we acquire into our existing operations may adversely affect our financial condition and results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

   We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on us and our subsidiary Sterling Bank and its operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory power may have negative impact on us.

  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth Sterling Bancshares' consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements for the periods shown:

                                        Nine Months
                                           Ended         Years Ended December 31,
                                       September 30, --------------------------------
                                           2000      1999   1998   1997   1996  1995
                                       ------------- ----- ------ ------ ------ -----
Earnings to Combined Fixed Charges and
Preferred Stock Dividend Requirements
  Including interest on deposits......     1.64x     1.87x  1.83x  1.75x  1.78x 1.77x
  Excluding interest on deposits......     2.81x     6.07x 18.54x 16.19x 16.60x 7.57x

   For purposes of computing the ratios of earnings to combined fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges include gross interest expense, other than interest on deposits in one case and inclusive of such interest in the other, and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.

                                USE OF PROCEEDS

   Each trust will use all the proceeds of the sale of the trust common securities and the trust preferred securities to acquire junior subordinated debentures from Sterling Bancshares. We intend to use the net proceeds from the sale of the junior subordinated debentures to the trusts for general corporate purposes unless otherwise indicated in the prospectus supplement. Our general corporate purposes may include financing our growth through acquisitions. The precise amounts and the timing of our use of the net proceeds will depend upon our need to finance future acquisitions and the availability of other funds. Until we use the net proceeds for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments.

                          REGULATION AND SUPERVISION

   As a bank holding company, we are subject to inspection, examination and supervision by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. In addition, Texas state law authorizes the Texas Department of Banking to supervise and regulate us since we control a Texas-chartered banking association. Our activities, as well as the activities of any entities which we control or of which we own 5% or more of the voting securities are limited under the Bank Holding Company Act to banking, management and control of banks, furnishing or performing services for our subsidiaries or other activities which the Federal Reserve Board determines to be incidental or closely related to banking or managing or controlling banks. The Gramm-Leach-Bliley Act, effective in 2000, granted certain expanded powers to bank holding companies.

   Sterling Bank, our banking subsidiary, is a Texas-chartered banking association and its deposits are insured by the Federal Deposit Insurance Corporation. Therefore, Sterling Bank is also subject to inspection, examination and supervision of the Texas Department of Banking and the FDIC. Sterling Bank is a member of the Federal Home Loan Bank and is subject to compliance with its requirements. The Federal Reserve Board also has supervisory authority that directly affects Sterling Bank.

   Because we are a holding company, our rights and the rights of our creditors, including the trusts, as the holders of the junior subordinated debentures, to participate in the assets of Sterling Bank and any of our subsidiaries upon the liquidation or reorganization of Sterling Bank or our other subsidiary will be subject to the prior claims of the subsidiary's creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

   Dividends paid by Sterling Bank are our primary source of cash flow. The ability of Sterling Bank to make such dividend payments, loans or other advances to us are restricted by federal and state statutes and regulations. Under applicable federal law, Sterling Bank may not pay a dividend to us if it would cause Sterling Bank to fail to meet applicable capital adequacy requirements, resulting in an "undercapitalized" situation. In addition, there are various statutory and regulatory limitations on the extent to which Sterling Bank can finance or otherwise transfer funds to us or to our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Furthermore, any permitted loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

   Under the policy of the Federal Reserve Board, we are expected to act as a source of financial strength to Sterling Bank and to commit resources to support the bank in circumstances where we might not do so absent such policy. Further, the Crime Control Act of 1990 amended the federal bankruptcy laws to provide that in the event of our bankruptcy any commitment by us to our regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

   For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us, please read our Annual Report on Form 10-K for the year ended December 31, 1999 and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

Recent Legislation

   Under the Gramm-Leach-Bliley Act, bank holding companies may also elect to become financial holding companies if they meet certain requirements relating to capitalization and management and have filed a declaration with the Federal Reserve Board electing to be a financial holding company. Bank holding companies that elect to become financial holding companies remain subject to all rules and regulations of bank holding companies discussed above. However, financial holding companies can expand into a wide variety of financial services, including securities activities, insurance, and merchant banking without the prior approval of the Federal Reserve Board. Banks are also authorized by the Gramm-Leach-Bliley Act to engage, through "financial subsidiaries," in certain activities that are permissible for a financial holding company and other activities that its applicable regulators deem to be "financial in nature" or incidental to any such financial activity.

   Sterling Bancshares has not filed an election to be a financial holding company. At this time, we are unable to predict what impact the Gramm-Leach-Bliley Act may have on our future financial condition and operations.

Future Legislation

   Changes in the applicable laws and regulations can effect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon our consolidated financial condition or results of operations.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

   Each trust may issue only one series of trust preferred securities. The declaration of trust of each trust will authorize the administrative trustees to issue the trust preferred securities of that trust on behalf of that trust. For additional information you should refer to the applicable declaration of trust, as amended in connection with the issuance of the trust preferred securities. The form of declaration of trust is an exhibit to the registration statement, of which this prospectus is a part.

   The prospectus supplement for a particular series of trust preferred securities being offered will disclose the specific terms related to the offering, including the price or prices at which the trust preferred securities to be offered will be issued. Those terms will include some or all of the following:

  .   the title of the series of trust preferred securities;

  . the number and initial offering price of trust preferred securities issued by the trust;

  . the annual distribution rate (or method of determining such rate) for trust preferred securities issued by the trust and the date or dates upon which the distributions are payable;

  . the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

  . the amount or amounts that will be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

  . the obligation, if any, of the trust to purchase or redeem the trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to that obligation;

  . the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to specified action or amendments to the declaration of the trust;

  . the terms and conditions, if any, upon which the junior subordinated debentures owned by the trust may be distributed to holders of trust preferred securities;

  . the terms and conditions, if any, upon which the trust preferred securities may be converted into debt securities of Sterling Bancshares;

  . if applicable, any securities exchange upon which the trust preferred securities will be listed; and

  . any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the declaration of the trust or with applicable law.

   Sterling Bancshares will guarantee all trust preferred securities offered to the limited extent described below under "Description of the Trust Guarantees."

   We will describe in the applicable prospectus supplement any United States federal income tax considerations applicable to an offering of trust preferred securities.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

   Sterling Bancshares may issue junior subordinated debentures from time to time in one or more series under an indenture between Sterling Bancshares and Bankers Trust Company, as indenture trustee, as supplemented by a supplemental indenture or a resolution of our board of directors or a special committee appointed by the board of directors. The terms of the junior subordinated debentures will include those stated in the indenture as supplemented and those made part of the indenture by reference to the Trust Indenture Act.

   Below is a summary of the general terms of the junior subordinated debentures in which the trusts will invest the proceeds from the issuance and sale of the trust preferred securities and trust common securities. We will describe the particular terms of the junior subordinated debentures in the prospectus supplement relating to the particular trust preferred securities that we will offer in that prospectus supplement. For additional information you should refer to the indenture and any applicable indenture supplement. The forms of indenture and supplemental indenture are filed as exhibits to the registration statement which contains this prospectus.

General

   The junior subordinated debentures will be issued as unsecured debt of Sterling Bancshares. The junior subordinated debentures will be fully subordinated to all of our senior indebtedness. The specific terms of the subordination will be as described in the prospectus supplement relating to the particular trust preferred securities being offered. The indenture does not limit the aggregate principal amount of junior subordinated debentures which may be issued and provides that the junior subordinated debentures may be issued from time to time in one or more series.

   The prospectus supplement relating to the particular series of trust preferred securities being offered will also describe the terms of the related junior subordinated debentures, which may include:

  .   the designation of the junior subordinated debentures;

  .   the aggregate principal amount of the junior subordinated debentures;

  . the percentage of their principal amount at which the junior subordinated debentures will be issued and any payments due if their maturity is accelerated;

  . the date or dates on which the junior subordinated debentures will mature and the right, if any, to shorten or extend the maturity date or dates;

  . the rate or rates, if any, per annum, at which the junior subordinated debentures will bear interest, or the method of determination of the interest rate or rates;

  . the date or dates from which interest will accrue and the interest payment and record dates;

  . the right, if any, to extend the interest payment periods and the duration of that extension;

  .   provisions, if any, for a sinking purchase or other similar fund;

  .   any provisions for redemption; and

  .   any other specific terms of the junior subordinated debentures.

Additional Interest

   If, at any time a trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then we will be required to pay additional interest on the junior subordinated debentures. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by the trust after paying any such taxes, duties, assessments or other governmental charges will not be less than the amounts that the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the trust will be in the same position it would have been in if it did not have to pay those taxes, duties, assessments or other charges.

Form, Exchange, Registration, Transfer and Payment

   If the junior subordinated debentures are distributed to the holders of the trust preferred securities and the trust common securities, the junior subordinated debentures may be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of Depository Trust Company. The depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those in effect for the trust preferred securities and will be more fully described in the applicable prospectus supplement.

   We will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the indenture and applicable indenture supplement and prospectus supplement. At our option, we may pay any interest by check mailed to the holders of registered junior subordinated debentures at their registered address.

Subordination

   The junior subordinated debentures will be unsecured and will be subordinated and junior in right of payment to all senior indebtedness of Sterling Bancshares to the extent described in the applicable prospectus supplement. The junior subordinated debentures purchased by each trust will be of equal priority to the junior subordinated debentures purchased by the other trust.

Certain Covenants of Sterling Bancshares

   If junior subordinated debentures are issued to a trust or a trustee of a trust in connection with the issuance of the trust preferred securities by a trust and:

  .   an event of default has occurred and is continuing;

  . we are in default with respect to our payment of any obligations under the trust guarantee; or

  . we have given notice of our election to defer payments of interest on the junior subordinated debentures by extending the interest payment period and that period, or any extension of that period, is continuing;

   then

  . we will not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock other than:

     . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock,

     . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant to such plan,

     . as a result of a reclassification of any class or series of our capital stock solely into another class or series of our capital stock,

     . the purchase of fractional shares of our capital stock resulting from such a reclassification or pursuant to the conversion or exchange provisions of such capital stock or any security convertible or exchangeable into shares of our capital stock, and

     . purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans;

  . we will not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other debentures) that rank equal with or junior in right of payment to the junior subordinated debentures; or

  . make any payments with respect to any guarantee (other than payments under the preferred securities guarantee) made by us of the debt securities of any of our subsidiaries (including under other guarantees issued in connection with trust preferred securities issued by another trust) if the guarantee ranks equal or junior in right of payment to the junior subordinated debentures.

So long as the trust preferred securities remain outstanding, we also will covenant:

  . to maintain 100% direct or indirect ownership of the trust common securities, provided, however, that any permitted successor to us under the indenture may succeed to our ownership of the trust common securities;

  . not to voluntarily terminate, wind-up or liquidate the trust except with the prior approval of the Federal Reserve if required under applicable capital guidelines except in connection with the distribution of the junior subordinated debentures to holders of the trust securities in liquidation of the trust or in connection with certain mergers or consolidations permitted by the declaration of trust;

  .   to use our reasonable efforts to cause the trust:


     . to remain a business trust, except in connection with the distribution of junior subordinated debentures to the holders of trust securities in liquidation of the trust, the redemption of all the trust securities, or certain mergers or consolidations, each as permitted by the declaration of trust, and

     . to otherwise continue to be classified as a grantor trust for United States federal income tax purposes; and

  . to use our reasonable efforts to cause each holder of trust preferred securities to be treated as owning an undivided beneficial interest in the junior subordinated debentures.

Limitation on Mergers and Sales of Assets

   The indenture will provide that we may not consolidate with, or merge into, any other corporation or convey or transfer our properties and assets substantially as an entirety unless:


  . we are the surviving entity or the successor entity is organized in the United States and expressly assumes our obligations under the indenture; and

  . after giving effect to the transaction, no event of default and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing under the indenture.

   The covenants contained in the indenture would not necessarily afford protection to holders of the junior subordinated debentures in the event of a decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Events of Default, Waiver and Notice

   The indenture will provide that the following are events of default relating to the junior subordinated debentures:

  . our failure for 30 days to pay any interest on the junior subordinated debentures or any other debentures when due (subject to the deferral of any due date in the case of an extension period); or

  . our failure to pay any principal or premium, if any, on the junior subordinated debentures or any other debentures when due whether at maturity, upon prepayment or redemption, by declaration of acceleration of maturity or otherwise; or

  . our failure to observe or perform in any material respect certain other covenants and warranties contained in the indenture or applicable supplemental indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of junior subordinated debentures; or

  .   our bankruptcy, insolvency, reorganization or dissolution.

   The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any or all series affected generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the indenture, so long as the holders of the junior subordinated debentures of any or all series affected have offered to the indenture trustee satisfactory indemnity against expenses and liabilities.

   If an indenture event of default occurs and is continuing, either the indenture trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debentures of that series then outstanding may declare the principal of all junior subordinated debentures of that series to be due and payable immediately.

   The holders of a majority in aggregate outstanding principal amount of the affected series of junior subordinated debentures may annul the acceleration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due other than by acceleration has been deposited with the debenture trustee. If the junior subordinated debentures are held by the indenture trustee, any waiver or rescission is not effective until the holders of a majority in aggregate liquidation amount of the trust securities issued by the trust have consented to the waiver and rescission.

   The indenture requires the annual filing by us with the indenture trustee of a certificate as to the absence of certain defaults under the indenture.

   The indenture trustee may withhold notice of any event of default from the holders of the junior subordinated debentures, except in the payment of principal, interest or premium, if the trustee considers it in the interest of those holders to do so.

Distribution of the Junior Subordinated Debentures

   Under circumstances involving the dissolution of a trust, provided that any required regulatory approval is obtained, junior subordinated debentures may be distributed to the holders of the trust preferred securities in liquidation of that trust.

   If the junior subordinated debentures are distributed to the holders of the trust preferred securities, we will use our best efforts to have the junior subordinated debentures authorized for quotation on the Nasdaq Stock Market or on such other national securities exchange or similar organization on which the trust preferred securities are then listed or quoted.

Modification of the Indenture

   From time to time we and the indenture trustee may, without the consent of the holders of junior subordinated debentures, amend, waive or supplement the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of junior subordinated debentures) and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act. The indenture contains provisions permitting us and the indenture trustee, with the consent of the holders of a majority in principal amount of the series of affected junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of junior subordinated debentures. However, no such modification may, without the consent of the holders of each outstanding junior subordinated debenture of the series so affected:

  . change the stated maturity date or modify any of the terms of payment of the junior subordinated debentures except pursuant to our right under the indenture to defer the payment of interest;

  . reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any supplemental indenture; or

  . otherwise materially impair or affect the interest of any holders of junior subordinated debentures or the trust preferred securities.

Satisfaction and Discharge

   The indenture provides that when all junior subordinated debentures not previously delivered to the indenture trustee for cancellation:

  . have become due and payable, or will become due and payable at maturity or called for prepayment within one year, and

  . we deposit or cause to be deposited with the indenture trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding junior subordinated debentures, including principal, and interest up to the prepayment date or the stated maturity date, then the indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the indenture.

Governing Law

   The indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

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Information Concerning the Indenture Trustee

   Following the qualification of the indenture under the Trust Indenture Act, the indenture trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured.

                      DESCRIPTION OF THE TRUST GUARANTEES

   Set forth below is a summary of information concerning the trust guarantees which we will execute and deliver in connection with a particular offering for the benefit of the holders of trust preferred securities. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act. Bankers Trust Company will act as the guarantee trustee for purposes of the Trust Indenture Act. The terms of each trust guarantee will be those described in the trust guarantee and those made part of the trust guarantee by the Trust Indenture Act. The form of trust guarantee is filed as an exhibit to the registration statement which contains this prospectus. Each trust guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

General

   Under each trust guarantee, we will irrevocably and unconditionally agree, to the extent set forth in each trust guarantee, to pay the trust guarantee payments described below in full on a subordinated basis to the holders of the trust preferred securities, if they are not paid by or on behalf of the applicable trust when they are due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert, without duplication:

  . any accumulated and unpaid distributions required to be paid on the trust preferred securities, but only to the extent the trust has funds legally available for those distributions;

  . the redemption price for any trust preferred securities that the trust calls for redemption, including all accumulated and unpaid distributions to the redemption date, but only to the extent the trust has funds legally available for the redemption payment, and

  . upon dissolution, winding-up or termination of the trust, other than in connection with the distribution of junior subordinated debentures to the holders of trust preferred securities or the redemption of all of the trust preferred securities of the trust, the lesser of:

     . the sum of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the trust to the date of payment, to the extent the trust has funds legally available for the payment; or

     . the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

   The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued.

   We may satisfy our obligation to make a guarantee payment by making that payment directly to the holders of the related trust preferred securities or by causing the applicable trust to pay those amounts to the holders.

   Each trust guarantee will be a full and unconditional guarantee, on a subordinated basis, with respect to the applicable trust preferred securities, but will not apply to any payment of distributions when the applicable trust

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

does not have funds legally and immediately available for those payments. If we do not make interest payments on the junior subordinated debentures purchased by a trust, the trust will not make the related payments on its trust preferred securities.

   The trust guarantees, when taken together with our obligations under the junior subordinated debentures, the indentures and the declarations, including our obligations to pay costs, expenses, debts and liabilities of the trusts, other than those relating to trust preferred securities, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

   We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the trust common securities to the same extent as the trust guarantees, except that upon an event of default under the indenture, holders of trust preferred securities will have priority over holders of trust common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Sterling Bancshares

   In each trust guarantee, we will covenant that, so long as any trust preferred securities remain outstanding, if any event occurs that would constitute an event of default under the trust guarantee or the indenture of the trust, or if we have exercised our option to defer interest payments on the junior subordinated debentures by extending the interest payment period and that period or extension of that period is continuing, then:

  . we will not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock other than:

     . dividends or distributions in shares of, or options, warrants, rights to subscribe for or purchase shares of, our common stock;

     . any declaration of a dividend in connection with the implementation of a stockholder's rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any rights pursuant to such plan;

     . as a result of a reclassification of any class or series of our capital stock solely into another class or series of our capital stock;

     . the purchase of fractional interests in shares of our capital stock resulting from such a reclassification or pursuant to the conversion or exchange provisions of such capital stock or any security convertible or exchangeable into shares of our capital stock; and

     . purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans; and

  . we will not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other debentures) that rank equal with or junior in right of payment to the junior subordinated debentures; and

  . we will not make any guarantee payments with respect to any guarantee (other than payments under such trust guarantees) made by us of the debt securities of any of our subsidiaries (including other guarantees issued in connection with the trust preferred securities issued by another trust) if the guarantee ranks equal or junior in right of payment to the junior subordinated debentures.

Modification of the Trust Guarantees; Assignment

   Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no consent will be required, the trust guarantees may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in the trust guarantees will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the trust preferred securities then outstanding.

Termination

   Each trust guarantee will terminate upon the first to occur of:

  .   full payment of the redemption price of all trust preferred securities,

  . upon liquidation of the trust and the distribution of the junior subordinated debentures to the holders of the trust securities, or

  . upon liquidation of the trust and the full payment of the amounts payable to the holders of the trust securities in accordance with the declaration.

   Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under the trust preferred securities or the trust preferred securities guarantee.

Events of Default

   An event of default under a trust guarantee will occur upon our failure to perform any of our payment or other obligations under the trust guarantee.

   The holders of a majority in liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee's rights and our obligations under the trust guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee trustee or any other person or entity.

Ranking of the Trust Guarantees

   The trust guarantees will constitute our unsecured obligations and will rank:

  . subordinate and junior in right of payment to all of our senior debt to the same extent and in the same manner as the junior subordinated debentures;

  . equally with the junior subordinated debentures and other trust guarantees we may issue, including the junior subordinated debentures and the trust guarantee we issued in connection with the 9.28% Cumulative Trust Preferred Securities issued by Sterling Bancshares Capital Trust I on June 6, 1997; and

  .   senior to our capital stock.

   The terms of the trust preferred securities provide that each holder of trust preferred securities by acceptance of those securities agrees to the subordination provisions and other terms of the preferred securities guarantee.

   The trust guarantees will constitute a guarantee of payment and not of collection. This means that the guaranteed party may directly sue the guarantor to enforce its rights under the guarantee without suing any other person or entity.

Information Concerning the Guarantee Trustee

   Prior to the occurrence of a default relating to a trust guarantee, the guarantee trustee undertakes to perform only those duties as are specifically set forth in the trust guarantee. After default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

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

Subject to these provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a trust guarantee at the request of any holder of trust preferred securities, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

   We and some of our affiliates may, from time to time, maintain accounts and other banking relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

   The trust guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

              RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
          THE JUNIOR SUBORDINATED DEBENTURES AND THE TRUST GUARANTEES

   A trust guarantee covers the payment of distributions and other payments on the trust preferred securities only if and to the extent that we have made a payment of interest or principal or other payments on the junior subordinated debentures. A trust guarantee, when taken together with our obligations under the junior subordinated debentures, the indenture, and the declaration of trust, will provide a full, irrevocable and unconditional guarantee of distributions, redemption payments and liquidation payments on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each of the trust's obligations under its trust preferred securities.

Sufficiency of Payments

   As long as we make payments of interest and other payments when due on the junior subordinated debentures purchased by a trust, those payments will be sufficient to cover the distributions and other payments due on the trust preferred securities issued by that trust, primarily because:

  . the aggregate principal amount of junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and trust common securities;

  . the interest rate and the interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  . we will pay, and the trusts will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the trusts, other than the trusts' obligations to holders of its trust preferred securities under the terms of such trust preferred securities; and

  . the declaration of trust of each trust prohibits the trust from engaging in any activity that is not consistent with the limited purposes of the trusts.

   We irrevocably guarantee payments of distributions, to the extent there are available funds, and other payments due on the trust preferred securities, to the extent there are legally available funds held by the trust, as described under "Description of Trust Guarantees" in this prospectus. If we do not make interest payments on the junior subordinated debentures, the trust will not have sufficient funds to pay distributions on the trust preferred securities. Each trust guarantee is a subordinated guarantee in relation to the trust preferred securities. The trust guarantee does not apply to any payment of distributions unless the trust has sufficient funds available for the payment of those distributions.

Enforcement Rights of Holders of Trust Preferred Securities

   If we fail to make interest or other payments on the junior subordinated debentures when due, taking account of any extension period, the declaration allows the holders of the trust preferred securities to direct the property trustee to enforce its rights under the junior subordinated debentures. If the property trustee fails to enforce these rights, any holder of trust preferred securities may directly sue us to enforce these rights without first suing the property trustee or any other person or entity.

   A holder of trust preferred securities may institute a direct legal action against us if a declaration event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the junior subordinated debentures on the date the interest or principal is otherwise payable. A direct action may be brought without first (1) directing the property trustee to enforce the terms of the junior subordinated debentures or (2) suing us to enforce the property trustee's rights under the junior subordinated debentures. In connection with that direct action, we will be subrogated to the rights of the holder of trust preferred securities under the declaration to the extent of any payment made by us to that holder of trust preferred securities. Consequently, we will be entitled to payment of amounts that a holder of trust preferred securities receives in respect of an unpaid distribution to the extent that the holder receives or has already received full payment relating to that unpaid distribution from a trust.

Limited Purpose of Trusts

   The trust preferred securities of a trust evidence a beneficial interest in the trust. The trust exists for the sole purpose of issuing the trust preferred securities and trust common securities and investing the proceeds from this issuance in junior subordinated debentures. A principal difference between the rights of a holder of trust preferred securities and a holder of junior subordinated debentures is that a holder of junior subordinated debentures is entitled to receive from us the principal amount of and interest accrued on the junior subordinated debentures held, while a holder of trust preferred securities is entitled to receive distributions from a trust, or from us under the trust preferred securities guarantee, if and to the extent the trust has funds available for the payment of such distributions.

   Upon any voluntary or involuntary termination, winding-up or liquidation of a trust involving the liquidation of the junior subordinated debentures, the holders of the trust preferred securities of the trust will be entitled to receive, out of assets held by the trust and after satisfaction of liabilities to creditors of the trust as provided by applicable law, the liquidation distribution in cash. Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee of a trust, as holder of the junior subordinated debentures of the trust, would be our subordinated creditor, subordinated in right of payment to all of our senior debt, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we are the guarantor under the trust guarantees and we have agreed to pay for all costs, expenses and liabilities of the trusts other than the trusts' obligations to the holders of the trust preferred securities, the positions of a holder of trust preferred securities and a holder of junior subordinated debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy would be substantially the same.

                         DESCRIPTION OF CAPITAL STOCK

   The following description is a summary of the material terms of our common stock and our preferred stock, including the series of preferred stock currently outstanding. For a more detailed description, please read our Restated and Amended Articles of Incorporation, a copy of which is filed as an exhibit to the registration statement to which this prospectus is a part.

General

   We are authorized to issue up to 50,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. As of February 5, 2001, 26,269,949 shares of common stock, 1,000 shares of Series F Convertible Preferred Stock and 39,000 shares of Series H Convertible Preferred Stock were issued and outstanding.

Common Stock

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of common stock are not entitled to cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends which are declared by our board of directors out of funds legally available for such a purpose. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of our common stock are fully paid and nonassessable.

   The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

Preferred Stock

   Our board of directors, without any further action by our shareholders but subject to limits contained in our charter, is authorized to issue up to 1,000,000 shares of preferred stock, in one or more series. The board may fix by resolution the terms of a series of preferred stock, such as:

  .   dividend rates and preference of dividends, if any,

  .   conversion rights,

  .   voting rights,

  .   terms of redemption and liquidation preferences, and

  .   the number of shares constituting each such series.

   Holders of preferred stock have no right or power to vote on any matter except as otherwise as required by law in which case they are entitled to one vote for each share of preferred stock held.

   Upon our dissolution, liquidation or winding up, the holders of shares of preferred stock are entitled to receive out of our assets an amount per share equal to the respective liquidation preference before any payment or distribution is made on our common stock or any other class of capital stock that ranks junior to the particular series of preferred stock. All outstanding series of preferred stock rank equal. If our assets available for distribution upon our dissolution, liquidation or winding up are insufficient to pay in full the liquidation preference payable to the holders of shares of all series of preferred stock, distributions are to be made proportionately on all outstanding shares of preferred stock.

Series F Convertible Preferred Stock and Series H Convertible Preferred Stock

   The holders of the Series F and the Series H Convertible Preferred Stock are entitled to receive cash dividends at the same rate and on the same terms as may be declared and paid on the common stock from time to time out of funds legally available for such purpose.

   We may redeem the Series F Convertible Preferred Stock and the Series H Convertible Preferred Stock, in whole, at our option at a per share purchase price of $16.88 and $9.875, respectively. If we elect to redeem either the Series F Convertible Preferred Stock or the Series H Convertible Preferred Stock, holders of the outstanding shares of each series have the right to require us instead to convert each share into 1.25 shares of common stock.

   The currently outstanding 1,000 shares of Series F Convertible Preferred Stock will automatically convert into 1,000 shares of common stock on May 18, 2001.

   Shares of Series H Convertible Preferred Stock will convert into common stock when the bank location for which the Series H Convertible Preferred Stock was issued achieves specified performance goals. The conversion ratio ranges from 1.25 shares of common stock if the performance goals are met prior to April 3, 2002, to 1.1 shares of common stock if the performance goals are met prior to April 3, 2003. After April 3, 2003, each share of Series H Convertible Preferred Stock will automatically convert into one share of common stock.

                             PLAN OF DISTRIBUTION

   The trusts or we may sell the trust preferred securities:

  .   through underwriters or dealers,

  .   directly to one or a limited number of institutional purchasers; or

  .   through agents.

   The applicable prospectus supplement will set forth the terms of the offering of any trust preferred securities, including the name or names of any underwriters, dealers or agents, the price of the trust preferred securities and the net proceeds to us from such sale, any underwriting commissions or other items constituting underwriters' compensation.

   If underwriters are used in the sale, the trust preferred securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The trust preferred securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters or agents to purchase the trust preferred securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the trust preferred securities if any are purchased. Any initial public offering price and any underwriting commissions or other items constituting underwriters' compensation may be changed from time to time.

   If we use a dealer in the sale of any trust preferred securities, we will sell those trust preferred securities to the dealer, as principal. The dealer may then resell the trust preferred securities to the public at varying prices to be determined by the dealer at the time of resale.

   We may sell trust preferred securities directly to one or more institutional purchasers, or through agents at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best effort basis for the period of its appointment.

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

   If an applicable prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase trust preferred securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

   Under agreements entered into with us, agents and underwriters who participate in the distribution of the trust preferred securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                LEGAL OPINIONS

   The validity of the junior subordinated debentures and the trust guarantees will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas. The validity of the trust preferred securities will be passed upon for the trusts by Andrews & Kurth L.L.P., special counsel to the trusts. If the securities are being distributed in an underwritten offering, related legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

                                    EXPERTS

   The consolidated financial statements of Sterling Bancshares, Inc. incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is so incorporated by reference in this registration statement and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

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

================================================================================

                     1,250,000 Trust Preferred Securities

                     Sterling Bancshares Capital Trust III

                  8.30% Cumulative Trust Preferred Securities
             (Liquidation Amount $25 Per Trust Preferred Security)
                                 guaranteed by


                           [STERLING BANCSHARES LOGO]

                               -----------------

                                  PROSPECTUS

                               -----------------

       Legg Mason Wood Walker                   Stifel, Nicolaus & Company
            Incorporated                                Incorporated

                              September 23, 2002

================================================================================